UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of the

Securities Exchange Act of 1934

(Amendment No.    )

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☒	Definitive Proxy Statement

☐	Definitive Additional Materials

☐	Soliciting Material under 14a-12

AMEDISYS, INC.

(Name of Registrant as Specified in its Charter)

(Name of Persons(s) Filing Proxy Statement, if other than the Registrant)

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5959 S. Sherwood Forest Blvd.

Baton Rouge, Louisiana 70816

(225) 292-2031 or (800) 467-2662

email: investor@amedisys.com

April 26, 2013

Dear Fellow Stockholder:

You are cordially invited to our 2013 Annual Meeting of Stockholders on Thursday, June 6, 2013 at 12:00 p.m., Central Daylight Savings Time, at our corporate office, 5959 S. Sherwood Forest Blvd., Baton Rouge, Louisiana 70816. We look forward to updating you on new developments at Amedisys.

It is important that your shares be represented at the Annual Meeting. We hope you will come to the Annual Meeting in person, but whether you do, and regardless of the number of shares you own, please vote your shares by (i) accessing the Internet website specified on your proxy card; (ii) calling the toll-free number specified on your proxy card; or (iii) marking, signing and returning the enclosed proxy card in the envelope provided (which is postage prepaid if mailed in the United States) in order to ensure your representation at the meeting.

Matters to be covered at the meeting are explained in detail in the attached Notice of Annual Meeting of Stockholders and Proxy Statement.

Amedisys’ mission is to help lead the patient-centered health care revolution by providing state-of-the-art, innovative health care at home. This means rethinking how America views aging and health issues related to growing older. It requires a monumental shift, from different providers managing one disease at a time in a vacuum, to managing a patient’s disease process—through communication, technology, care transition and education—from the very beginning of one disease to subsequent age-related illnesses through the end of life. We believe we are well-positioned to provide this comprehensive, patient-centered care and have a nationwide care network and the technological capability to link patients, doctors, pharmacists and caregivers—improving patient outcomes, reducing costs and keeping our loved ones where they want to be: at home, enjoying life.

We believe that our continued focus on our vision, mission and strategy will bring even more opportunity for us and our stockholders:

Our Vision: To be the premier “health care at home” company in the communities we serve.

Our Mission: To provide cost-efficient, quality health care services to the patients entrusted to our care.

Our Strategy: To focus on clinical and operational excellence, as well as differentiated growth.

Sincerely,

William F. Borne
Chairman and Chief Executive Officer

Important Notice Regarding the Availability of Proxy Materials for the Stockholder Meeting to be Held on June 6, 2013: The Proxy Statement and 2012 Annual Report to Stockholders are available at www.proxyvote.com

NOTICE OF ANNUAL MEETING OF STOCKHOLDERS

Date:	Thursday, June 6, 2013
Time:	12:00 p.m., Central Daylight Savings Time
Place:	Amedisys, Inc. Corporate Headquarters, 5959 S. Sherwood Forest Blvd., Baton Rouge, Louisiana 70816

Proposals:

1.	To elect the seven director nominees identified in the accompanying Proxy Statement to the Board of Directors of Amedisys, Inc. (the “Company”), each to serve a one-year term expiring at the latter of the 2014 Annual Meeting of the Company’s stockholders or upon his or her successor being elected and qualified.

2.	To ratify the appointment of KPMG LLP as the Company’s independent registered public accountants for the fiscal year ending December 31, 2013.

3.	To re-approve the material terms of the performance goals under the Amedisys, Inc. 2008 Omnibus Incentive Compensation Plan for Internal Revenue Code Section 162(m) purposes.

4.	To approve, on an advisory (non-binding) basis, the compensation paid to the Company’s Named Executive Officers (“say-on-pay” vote).

To transact such other business as may properly come before the meeting or any adjournment or postponement thereof.

Who can vote:	Stockholders of record at the close of business on April 11, 2013 (the “Record Date”).

How you can vote:	You may vote your proxy by (i) accessing the Internet website specified on your proxy card, (ii) calling the toll-free number specified on your proxy card; or (iii) marking, signing and returning the enclosed proxy card in the envelope provided. Stockholders who received their proxy card through an intermediary (such as a broker or bank) must deliver it in accordance with the instructions given by such intermediary.

Who may attend:	Any stockholder of record as of the Record Date may attend the meeting. Upon arrival to the meeting, you will be required to register and present government-issued photo identification, such as your driver’s license, state identification card or passport. If your shares are registered in the name of a bank, brokerage firm or other nominee and you plan to attend the meeting, bring your statement of account showing evidence of ownership as of the Record Date.

BY ORDER OF THE BOARD OF DIRECTORS

William F. Borne
Chairman and Chief Executive Officer

April 26, 2013

YOUR VOTE IS IMPORTANT

Whether you own one share or many, your prompt cooperation in voting your proxy is greatly appreciated.

If you hold shares of common stock through a broker, bank or other nominee, your broker, bank or other nominee will vote your shares for you if you provide instructions on how to vote the shares. In the absence of instructions, your brokerage firm, bank or other nominee can only vote your shares on certain limited matters. It is important that you provide voting instructions because brokers, banks and other nominees no longer have the authority to vote your shares for the election of directors without instructions from you.

SOME QUESTIONS YOU MAY HAVE REGARDING THIS PROXY STATEMENT AND THE ANNUAL MEETING	1
EXECUTIVE OFFICERS	7
PROPOSAL 1—ELECTION OF DIRECTORS	8
CORPORATE GOVERNANCE	13
CODE OF ETHICAL BUSINESS CONDUCT	18
CORPORATE GOVERNANCE GUIDELINES AND REVIEW AND CONSIDERATION OF CORPORATE GOVERNANCE PRACTICES	19
COMPLIANCE WITH SECTION 16(a) OF THE EXCHANGE ACT	19
PROPOSAL 2—RATIFICATION OF APPOINTMENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM	19
REPORT OF THE AUDIT COMMITTEE	20
FEES PAID TO AUDITORS	22
EQUITY COMPENSATION PLAN INFORMATION AS OF DECEMBER 31, 2012	22
PROPOSAL 3—RE-APPROVAL OF THE MATERIAL TERMS OF THE PERFORMANCE GOALS UNDER THE AMEDISYS, INC. 2008 OMNIBUS INCENTIVE COMPENSATION PLAN FOR INTERNAL REVENUE CODE SECTION 162(m) PURPOSES	23
STOCK OWNERSHIP	26
PROPOSAL 4—ADVISORY (NON-BINDING) VOTE ON THE COMPENSATION PAID TO THE COMPANY’S NAMED EXECUTIVE OFFICERS (“SAY-ON-PAY” VOTE)	29
COMPENSATION DISCUSSION AND ANALYSIS	32
REPORT OF THE COMPENSATION COMMITTEE	48
2012 SUMMARY COMPENSATION TABLE	49
2012 GRANTS OF PLAN-BASED AWARDS	51
OUTSTANDING EQUITY AWARDS AT 2012 FISCAL YEAR END	53
VESTING SCHEDULE—OUTSTANDING EQUITY AWARDS	54
2012 OPTION EXERCISES AND STOCK VESTED	55
2012 NONQUALIFIED DEFERRED COMPENSATION	56
NAMED EXECUTIVE OFFICER EMPLOYMENT AGREEMENT PROVISIONS: POTENTIAL PAYMENTS UPON TERMINATION OR CHANGE IN CONTROL	57
POTENTIAL PAYMENTS UPON TERMINATION OR CHANGE IN CONTROL	63
DIRECTOR COMPENSATION	65
CERTAIN TRANSACTIONS	66
OTHER MATTERS	66

5959 S. Sherwood Forest Blvd.

Baton Rouge, Louisiana 70816

PROXY STATEMENT

Annual Meeting of Stockholders of the Company to be held on June 6, 2013

SOME QUESTIONS YOU MAY HAVE REGARDING THIS PROXY STATEMENT

AND THE ANNUAL MEETING

Q:	What is this document?

A:	This document is the Proxy Statement of Amedisys, Inc. that is being furnished to stockholders in connection with our Annual Meeting of stockholders to be held on Thursday, June 6, 2013 at 12:00 p.m. Central Daylight Savings Time (the “Meeting”). A proxy card is also being furnished with this document.

We have tried to make this document simple and easy to understand. The Securities and Exchange Commission (“SEC”) encourages companies to use “plain English,” and we will always try to communicate with you clearly and effectively. We will refer to Amedisys, Inc. throughout as “we,” “us,” the “Company” or “Amedisys.”

Q:	Why am I receiving these materials?

A:	You are receiving this document because you were one of our stockholders on April 11, 2013, the record date for the Meeting. We are sending this Proxy Statement and a proxy card to you in order to solicit your proxy (i.e., your permission) to vote your shares of Amedisys stock upon certain matters at the Annual Meeting. We are required by law to convene an annual meeting of our stockholders at which directors are elected. Because our shares are widely held, it would be impractical, if not impossible, for our stockholders to meet physically in sufficient numbers to hold a meeting. Accordingly, proxies are solicited from our stockholders. We began mailing this Proxy Statement and the accompanying proxy on or about April 26, 2013.

Q:	Who may vote at the Meeting?

A:	We have fixed the close of business on April 11, 2013, as the record date for determining who is entitled to vote at the Meeting. As of that date, there were 31,374,120 shares of our common stock outstanding and entitled to be voted at the Meeting. You may cast one vote for each share of common stock held by you on April 11, 2013 on all matters presented at the Meeting.

Q:	What proposals will be voted on at the Meeting?

A:	There are four proposals to be considered and voted on at the Meeting:

(1)	To elect the seven director nominees identified in this Proxy Statement to our Board of Directors, each to serve a one-year term expiring at the latter of the 2014 Annual Meeting of Stockholders or upon his or her successor being elected and qualified;

(2)	To ratify the appointment of KPMG LLP as our independent registered public accountants for the fiscal year ending December 31, 2013;

(3)	To re-approve the material terms of the performance goals under the Amedisys, Inc. 2008 Omnibus Incentive Compensation Plan for Internal Revenue Code Section 162(m) purposes; and

(4)	To approve, on an advisory (non-binding) basis, the compensation paid to our Named Executive Officers (“say-on-pay” vote).

We will also consider other business that properly comes before the Meeting in accordance with Delaware law and our Bylaws.

Q:	What are my choices when voting on the election of the seven director nominees identified in this Proxy Statement, and what vote is needed to elect directors to the Board of Directors?

A:	In regards to the vote on the election of the seven director nominees identified in this Proxy Statement to serve until the 2014 Annual Meeting of Stockholders or upon his or her successor being elected and qualified, stockholders may:

•	vote in favor of all director nominees;

•	vote in favor of specific director nominees; or

•	vote against all director nominees.

Directors are elected by a plurality of the votes cast at the Meeting. As a result, the seven directors receiving the highest number of “FOR” votes will be elected as directors. For additional information, please see the discussion beginning on page 8 of this Proxy Statement.

Q:	What are my choices when voting on the ratification of the appointment of KPMG LLP as the Company’s independent registered public accountants for the fiscal year ending December 31, 2013, and what vote is needed to ratify their appointment?

A:	In regards to the vote on the proposal to ratify the appointment of KPMG LLP as the Company’s independent registered public accountants for the fiscal year ending December 31, 2013, stockholders may:

•	vote in favor of the ratification;

•	vote against the ratification; or

•	abstain from voting on the ratification.

The affirmative vote of a majority of the shares represented at the Meeting and entitled to vote is required to approve the proposal to ratify the appointment of KPMG LLP as our independent registered public accountants for the fiscal year ending December 31, 2013. For additional information, please see the discussion beginning on page 19 of this Proxy Statement.

Q:	What are my choices when voting on the proposal to re-approve the material terms of the performance goals under the Company’s 2008 Omnibus Incentive Compensation Plan for Internal Revenue Code Section 162(m) purposes, and what vote is needed to approve the proposal?

A:	In regards to the proposal to re-approve the material terms of the performance goals under the Company’s 2008 Omnibus Incentive Compensation Plan for Internal Revenue Code Section 162(m) purposes, stockholders may:

•	vote in favor of the proposal;

•	vote against the proposal; or

•	abstain from voting on the proposal.

The affirmative vote of a majority of the shares represented at the Meeting and entitled to vote is required to approve the proposal. For additional information, please see the discussion beginning on page 23 of this Proxy Statement.

Q:	What are my choices when voting on the advisory (non-binding) proposal regarding the compensation paid to the Company’s Named Executive Officers (“say-on-pay”), and what vote is needed to approve the advisory say-on-pay proposal?

A:	In regards to the advisory (non-binding) proposal on the compensation paid to our Named Executive Officers, stockholders may:

•	vote in favor of the advisory say-on-pay proposal;

•	vote against the advisory say-on-pay proposal; or

•	abstain from voting on the advisory say-on-pay proposal.

The affirmative vote of a majority of the shares represented at the Meeting and entitled to vote is required to approve, on an advisory basis, the say-on-pay vote. As an advisory vote, this proposal is not binding upon us. However, the Compensation Committee of our Board of Directors, which is responsible for designing and administering our executive compensation program, values the opinions expressed by our stockholders and will consider the outcome of the vote when making future compensation decisions. For additional information, please see the discussion beginning on page 29 of this Proxy Statement.

Q:	How does the Company’s Board of Directors recommend that I vote?

A:	Please see the information included in this Proxy Statement relating to the proposals to be considered and voted on at the Meeting. Our Board of Directors unanimously recommends that you vote:

•	“FOR” each of the seven nominees to our Board of Directors identified in this Proxy Statement;

•	“FOR” the ratification of the appointment of KPMG LLP as our independent registered public accountants for the fiscal year ending December 31, 2013;

•	“FOR” the proposal to re-approve the material terms of the performance goals under the Company’s 2008 Omnibus Incentive Compensation Plan for Internal Revenue Code Section 162(m) purposes; and

•	“FOR” the advisory (non-binding) proposal regarding the compensation paid to our Named Executive Officers (“say-on-pay”).

Q:	What information is available on the Internet?

A:	A copy of this Proxy Statement and our 2012 Annual Report to Stockholders is available for download free-of-charge at www.proxyvote.com.

Our Company website address is www.amedisys.com. We use our website as a channel of distribution for important company information. Important information, including press releases, analyst presentations and financial information regarding our Company is routinely posted on and accessible on the Investor Relations subpage of our website, which is accessible by clicking on the tab labeled “Investors” on our website home page. We also use our website to expedite public access to time-critical information regarding our Company in advance of or in lieu of distributing a press release or a filing with the SEC disclosing the same information. Therefore, investors should look to the Investor Relations subpage of our website for important and time-critical information. Visitors to our website can also register to receive automatic e-mail and other notifications alerting them when new information is made available on the Investor Relations subpage of our website.

In addition, we make available on the Investor Relations subpage of our website (under the link “SEC Filings”) free of charge our annual reports on Form 10-K, quarterly reports on Form 10-Q, current reports on Form 8-K, ownership reports on Forms 3, 4 and 5 and any amendments to those reports as soon as practicable after we electronically file such reports with the SEC. Further, copies of our Certificate of Incorporation and Bylaws, our Code of Ethical Business Conduct, our Corporate Governance Guidelines and the charters for the Audit, Compensation, Nominating and Corporate Governance and Quality of Care Committees of our Board of Directors are also available on the Investor Relations subpage of our website (under the link “Corporate Governance”).

Q:	What constitutes a quorum?

A:	The presence in person or by proxy of holders of a majority of our common stock is needed for a quorum at the Meeting.

Q:	What are “broker votes” and “broker non-votes?”

A:	On certain “routine” matters, brokerage firms have discretionary authority under applicable stock exchange rules to vote their customers’ shares if their customers do not provide voting instructions. When a brokerage firm votes its customers’ shares on a routine matter without receiving voting instructions (referred to as a “broker vote”), these shares are counted both for establishing a quorum to conduct business at the Meeting and in determining the number of shares voted “FOR” or “AGAINST” the routine matter. For purposes of the Meeting, the proposal to ratify the appointment of KPMG LLP as our independent registered public accountants for the fiscal year ending December 31, 2013 is considered a “routine” matter.

Under applicable stock exchange rules: (i) the election of directors, (ii) the re-approval of the material terms of the performance goals under the Company’s 2008 Omnibus Incentive Compensation Plan for Internal Revenue Code Section 162(m) purposes and (iii) the advisory (non-binding) vote on the compensation of our Named Executive Officers (“say-on-pay” vote) are considered “non-routine” matters for which brokerage firms do not have discretionary authority to vote their customers’ shares if their customers did not provide voting instructions. Therefore, for purposes of the Meeting, if you hold your stock through a brokerage account, your brokerage firm may not vote your shares on your behalf on the election of directors, on the re-approval of the performance goals under our 2008 Omnibus Incentive Compensation Plan for Internal Revenue Code Section 162(m) purposes and on the advisory (non-binding) vote on the compensation paid to our Named Executive Officers (“say-on-pay”) without receiving instructions from you. When a brokerage firm does not have the authority to vote its customers’ shares or does not exercise its authority, these situations are referred to as “broker non-votes.” Broker non-votes are only counted for establishing a quorum and will have no effect on the outcome of the vote.

We encourage you to provide instructions to your brokerage firm, bank or other nominee by voting your proxy. This action ensures your shares will be voted at the Meeting on all matters up for consideration.

Q:	What if I abstain from voting?

A:	You have the option to “ABSTAIN” from voting with respect to (i) the ratification of the appointment of KPMG LLP as the Company’s independent registered public accountants for the fiscal year ending December 31, 2013, (ii) the proposal to re-approve the material terms of the performance goals under our 2008 Omnibus Incentive Compensation Plan for Internal Revenue Code Section 162(m) purposes and (iii) the advisory (non-binding) vote on the compensation paid to our Named Executive Officers (“say-on-pay”). Abstentions with respect to these proposals are counted for purposes of establishing a quorum. If a quorum is present, abstentions will have the same effect as a vote against the proposal.

Q:	How will my shares be voted if I return my proxy card? What if I return my proxy card but do not provide voting instructions?

A:	Our Board of Directors has named William F. Borne, our Chief Executive Officer and Chairman of the Board, and Ronald A. LaBorde, our President and Chief Financial Officer, as official proxy holders. They will vote all proxies, or record an abstention or withholding, in accordance with the directions on the proxy.

All shares represented by properly executed proxies, unless previously revoked, will be voted at the Meeting as you direct.

IF YOU SIGN AND RETURN YOUR PROXY CARD BUT GIVE NO DIRECTION, THE SHARES WILL BE VOTED “FOR” THE ELECTION OF THE PERSONS NAMED HEREIN AS DIRECTORS; “FOR” THE RATIFICATION OF THE APPOINTMENT OF KPMG LLP AS OUR INDEPENDENT REGISTERED PUBLIC ACCOUNTANTS FOR THE FISCAL YEAR ENDING DECEMBER 31, 2013; “FOR” THE PROPOSAL TO RE-APPROVE THE MATERIAL TERMS OF THE PERFORMANCE GOALS UNDER OUR 2008 OMNIBUS INCENTIVE COMPENSATION PLAN FOR INTERNAL REVENUE CODE SECTION 162(M) PURPOSES; AND “FOR” THE PROPOSAL REGARDING AN ADVISORY (NON-BINDING) VOTE ON THE COMPENSATION PAID TO OUR NAMED EXECUTIVE OFFICERS (“SAY-ON-PAY”).

Q:	How do I vote?

A:	If your shares are registered directly in your name with our transfer agent, American Stock Transfer & Trust Company, LLC, you are considered a stockholder of record with respect to those shares. If you are a record holder, this Proxy Statement and the accompanying proxy card are being sent to you directly by Broadridge Financial Solutions, Inc. (formerly ADP). Please carefully consider the information contained in this Proxy Statement and, whether or not you plan to attend the Meeting, please vote by (i) accessing the Internet website specified on your proxy card, (ii) calling the toll-free number specified on your proxy card or (iii) marking, signing and returning your proxy card promptly so that we can be assured of having a quorum present at the Meeting and so that your shares may be voted in accordance with your wishes, even if you later decide to attend the Meeting. If you are a stockholder of record, the method you use to vote will not limit your right to vote at the Meeting if you decide to attend in person. Written ballots will be passed out to any stockholder of record who wants to vote at the Meeting. Please follow the directions on your proxy card carefully.

If, like most of our stockholders, you hold your shares in street name through a broker, bank or other nominee rather than directly in your own name, you are considered the beneficial owner of those shares, and this Proxy Statement is being forwarded to you by your broker, bank or other nominee, together with a voting instruction card. To vote at the Meeting, beneficial owners will need to contact the broker, bank or other nominee that holds their shares to obtain a “legal proxy” to bring to the Meeting.

If you hold shares in the name of a broker, bank or other nominee you may be able to vote those shares by Internet or telephone depending on the voting procedures used by your broker, bank or other nominee, as explained below under the question “How do I vote if my shares are held in “street name” by a broker, bank or other nominee?”

No cumulative voting rights are authorized, and dissenters’ rights and rights of appraisal are not applicable to the matters being voted upon.

Q:	How do I vote if my shares are held in “street name” by a broker, bank or other nominee?

A:	If your shares are held by a broker, bank or other nominee (this is called “street name”), those shares are not included in the total number of shares listed as owned by you on the enclosed proxy card. Instead, your broker, bank or other nominee will send you instructions for voting those shares. Many (but not all) brokerage firms, banks and other nominees participate in a program provided through Broadridge Investor Communication Solutions that offers Internet and telephone voting options.

Q:	May I revoke my proxy after I have delivered my proxy?

A:

You may revoke your proxy at any time before the polls close by submitting a subsequent proxy with a later date by using the Internet, by telephone or by mail or by sending our Corporate Secretary a written revocation. Your proxy will also be considered revoked if you attend the Meeting and vote in person. If your shares are held in “street name” by a broker, bank or other nominee, you must contact your broker, bank or other nominee to change your vote or obtain a proxy to vote your shares if you wish to cast your vote in person at the Meeting.

Q:	Who will bear the cost for soliciting votes for the Meeting?

A:	We will bear the cost of soliciting proxies. We have engaged Georgeson, Inc. to assist with the solicitation of proxies and vote projections for an aggregate fee of approximately $7,500, plus reimbursement of expenses. In addition to the use of mail, our directors, officers and non-officer employees may solicit proxies in person or by telephone or other means. These persons will not be compensated for the solicitation but may be reimbursed for out-of-pocket expenses. We have also made arrangements with brokerage firms and other custodians, nominees and fiduciaries to forward this material to the beneficial owners of our common stock, and we will reimburse them for their reasonable out-of-pocket expenses.

Q:	Who will count the votes?

A:	We have hired a third party, Broadridge Financial Solutions, Inc., to judge voting, be responsible for determining whether or not a quorum is present and tabulate votes cast by proxy at the Meeting.

Q:	Where can I find voting results of the Meeting?

A:	We will announce preliminary voting results at the Meeting and publish final results on a current report on Form 8-K that we expect to file with the SEC within four business days after the Meeting (a copy of which will be available on the “Investors” subpage of our website, www.amedisys.com, under the link “SEC Filings”). If our final voting results are not available within four business days after the meeting, we will file a current report on Form 8-K reporting the preliminary voting results and subsequently file the final voting results in an amendment to the current report on Form 8-K within four business days after the final voting results are known to us.

Q:	May I propose actions for consideration at the next Annual Meeting of Stockholders or nominate individuals to serve as directors?

A:	You may submit proposals for consideration at future stockholder meetings, including director nominations. Please see “Other Matters” for more details.

Q:	Whom should I contact with questions about the Meeting?

A:	If you have any questions about this Proxy Statement or the Meeting, please contact Celeste R. Peiffer, our Vice President of Legal and Assistant Corporate Secretary, at 5959 S. Sherwood Forest Blvd, Baton Rouge, Louisiana 70816 or by telephone at (225) 292-2031 or (800) 467-2662.

Q:	What does it mean if I get more than one proxy form?

A:	You will receive a proxy form for each account that you have. Please vote proxies for all accounts to ensure that all your shares are voted. You may consolidate multiple accounts through our transfer agent, American Stock Transfer & Trust Company, LLC, online at www.amstock.com or by calling (800) 937-5449.

Q:	Will a list of stockholders entitled to vote at the Meeting be available?

A:	In accordance with Delaware law, a list of stockholders entitled to vote at the Meeting will be available at our corporate headquarters on June 6, 2013, and will be accessible for ten days prior to the meeting between the hours of 9:00 a.m. and 5:00 p.m. at our corporate headquarters.

EXECUTIVE OFFICERS

The following table presents information with respect to our executive officers:

Name	Age	Title
William F. Borne	55	Chief Executive Officer
Ronald A. LaBorde	56	President and Chief Financial Officer
Jeffrey D. Jeter	41	Chief Compliance Officer
Michael O. Fleming, M.D.	62	Chief Medical Officer
David R. Bucey	55	General Counsel and Corporate Secretary

William F. Borne founded our Company in 1982 and has been Chief Executive Officer and Chairman of our Board of Directors since then. Additional information regarding Mr. Borne is provided below under “Proposal 1—Election of Directors—Nominees.”

Ronald A. LaBorde is our President (since November 2011) and Chief Financial Officer (since January 2012) and has been a member of our Board of Directors since 1997. He served as our Lead Director from February 2003 until his employment with the Company in November 2011. Additional information regarding Mr. LaBorde is provided below under “Proposal 1—Election of Directors—Nominees.”

Jeffrey D. Jeter has served as our Chief Compliance Officer since March 2004. From April 2001 to March 2004, he served as our Vice President of Compliance/Corporate Counsel. Prior to joining our Company, he served as an Assistant Attorney General for the Louisiana Department of Justice beginning in 1996, where he prosecuted health care fraud and nursing home abuse.

Michael O. Fleming, M.D. joined our Company in September 2009 as our Chief Medical Officer and was appointed an executive officer in October 2009. Dr. Fleming began his medical career in private practice in the late 1970’s with a focus on family medicine. He retired from private practice in 2006, most recently in the position of founder and Managing Partner of Family Practice Associates of Shreveport (d/b/a The Family Doctors). Prior to joining our company in 2009, he provided consulting services to multiple organizations, including Amedisys. He has a Board Certification from the American Board of Family Medicine and has held multiple leadership positions with the American Academy of Family Physicians. He is also currently the Chairman of the Medical Care Advisory Committee to the Secretary of the Louisiana Department of Health and Hospitals and was founding President of the Louisiana Healthcare Quality Forum.

David R. Bucey joined our Company in June 2008 as our General Counsel and Corporate Secretary and was appointed an executive officer in October 2009. Prior to joining Amedisys, Mr. Bucey served as in-house counsel with The Coca-Cola Company in Atlanta, Georgia beginning in 1994, most recently in the positions of Senior Counsel of Mergers and Acquisitions and Senior Counsel of Transactions and Securities. Prior to his tenure at The Coca-Cola Company, he was a partner in Long, Aldridge & Norman, a major Atlanta law firm (now McKenna, Long & Aldridge).

PROPOSAL 1—ELECTION OF DIRECTORS

Nominees

Our Bylaws provide that the number of directors will be determined by our Board of Directors, which has set the maximum number of directors at seven persons and which has nominated the seven persons named below for election at the Meeting. All of the nominees currently serve as directors. Each person elected will serve until the next Annual Meeting of Stockholders and until his or her successor has been duly elected and qualified. Although our Board of Directors does not contemplate that any of the nominees will be unable to serve, if such a situation arises before the Meeting, the persons named as official proxy holders in the enclosed Proxy will vote for the election of such other person(s) as may be nominated by our Board of Directors.

Our Board of Directors maintains a Nominating and Corporate Governance Committee to recommend to our Board of Directors all director nominees. Stockholders who wish to recommend a person for consideration as a director nominee should follow the procedures described below under the heading “Stockholder Recommendation of Nominees.” Our Board of Directors selected the nominees for election at the Meeting upon the unanimous recommendation of the members of the Nominating and Corporate Governance Committee.

Board Member Qualifications; Diversity

Nominees for election to our Board of Directors must possess certain basic personal and professional qualities in order to properly discharge their fiduciary duties to our stockholders, provide effective oversight of our management and monitor our adherence to principles of sound corporate governance. Specifically, as set forth in our Corporate Governance Guidelines, nominees for election to our Board of Directors should possess the highest personal and professional ethics, integrity and values. They must also have an inquisitive and objective perspective, practical wisdom and mature judgment. Directors must develop an understanding of our Company’s business and have a willingness to devote adequate time to carrying out their duties. The Board seeks directors who represent a mix of backgrounds and experiences that will enhance the quality of the Board’s deliberations and decisions. In identifying candidates for membership on our Board of Directors, the Nominating and Corporate Governance Committee takes into consideration a number of factors, including: (i) relevant career experience, relevant technical skills, industry knowledge and experience and financial expertise; (ii) individual qualifications, including strength of character, mature judgment, familiarity with our business and industry, independence of thought and the ability to work collegially; and (iii) the extent to which the candidate would fulfill a present need on our Board of Directors. For each of the nominees to our Board of Directors, the biographies included in this Proxy Statement highlight the experiences and qualifications that were among the most important to the Nominating and Corporate Governance Committee in concluding that the nominee should serve as a director.

The Nominating and Corporate Governance Committee regularly assesses the appropriate size of our Board of Directors and whether any vacancies on our Board of Directors are expected due to retirement or otherwise and regularly monitors the mix of skills, experience and background of our directors to assure that the Board has the necessary composition to effectively perform its oversight function. In the event that vacancies are anticipated, or otherwise arise, the Nominating and Corporate Governance Committee will consider various potential candidates who may come to the attention of the Committee through current Board members, professional search firms, stockholders or other persons. Each candidate brought to the attention of the Nominating and Corporate Governance Committee, regardless of who recommended such candidate and regardless of whether such candidate is recommended by a stockholder, is considered on the basis of the criteria set forth above. The Nominating and Corporate Governance Committee typically evaluates each prospective candidate’s background and qualifications. In addition, one or more of the Committee members or the other Board members interviews each prospective candidate. After completing the evaluation, prospective candidates are recommended to the full Board by the Nominating and Corporate Governance Committee, with the full Board selecting the candidates to be nominated for election by the stockholders or to be elected by the Board to fill a vacancy.

Biographical information about our nominees for director and the experience, qualifications, attributes and skills considered by our Nominating and Corporate Governance Committee and the Board in determining that the nominee should serve as a director appears below.

Director Nominees—Biographical Information

Name	Age	Served as a Director Since
William F. Borne	55	1982
Linda J. Hall	64	2013
Ronald A. LaBorde	56	1997
Jake L. Netterville	74	1997
David R. Pitts	73	1997
Peter Ricchiuti	55	1997
Donald A. Washburn	68	2004

William F. Borne. Mr. Borne, a registered nurse, founded our Company in 1982 and has been Chief Executive Officer and Chairman of our Board of Directors since then. Mr. Borne is the founding Chair of the Alliance for Home Health Quality and Innovation, a national consortium dedicated to driving innovation through research. He also serves on the Board of Directors for the Partnership for Home Health Quality and Innovation, a coalition dedicated to developing innovative reforms to improve the program integrity, quality, and efficiency of home healthcare. In addition, Mr. Borne has served on the boards of numerous professional and business organizations. In 2009, Mr. Borne was appointed to the Louisiana State University E.J. Ourso College of Business Dean’s Advisory Council and was inducted into the E.J. Ourso College of Business Hall of Distinction.

Director Qualifications:

•

Extensive Knowledge of the Company’s Business—Mr. Borne founded our Company and has worked for our Company for nearly 30 years. He has a unique understanding of our business and operations and of the broader home health and hospice industries gained through his tenure as our Chairman and Chief Executive Officer.

•

Executive Leadership Experience—Under Mr. Borne’s leadership, our Company has grown to deliver personalized home health and hospice care to more than 75,000 patients in their homes annually, and our Company is a Fortune 1,000 company. Mr. Borne has also led our Company to the top of many organizational honors and awards. In 2004, Mr. Borne was named Forbes Entrepreneur of the Year.

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Industry Leadership—Mr. Borne’s commitment to driving innovation in healthcare is a hallmark of his role as Chairman and CEO. A champion for quality, Mr. Borne’s leadership has been instrumental in shaping innovation. Under his leadership, the Amedisys R&D team has become a member of the CMMI Innovative Advisors program, which is dedicated to supporting health care leaders as new models of payment and care delivery are tested and refined. Additionally, the Company has also been selected to participate in the Bundled Payment for Care Improvement Initiative, a CMS initiative designed to improve health, improve quality of care, and lower costs.

As CEO, he positioned the Company to be one of the first in the country to integrate technology, including point-of-care laptops and a web-based physician portal, enabling real-time coordination of care from the patient’s bedside “@ home.” Working closely with the nation’s leading Quality Improvement Organizations (QIOs), our Company, under Mr. Borne’s leadership, has also led the development of a nationally standardized Care Transitions program, designed to reduce unnecessary hospital readmissions through patient and caregiver health coaching and care coordination. During his tenure, the Company also led the way in the CMS Home Health Pay for Performance demonstration project of 2008-2009, receiving incentive payments for demonstrated improvements in quality outcomes.

Linda J. Hall. Ms. Hall is the Entrepreneur-in-Residence at the Carlson School of Business at the University of Minnesota. Previously, Ms. Hall served as the Chief Executive Officer of MinuteClinic (which was sold to CVS Pharmacy in 2006), the Chief Executive Officer of Accurate Home Care (a home healthcare company serving chronically ill pediatric patients) and as an interim executive at UnitedHealth Group, leading their corporate social responsibility initiative for AARP. In addition, Ms. Hall’s past management experience includes serving as President of Ceridian Performance Partners and Vice President of Honeywell’s Worldwide Consumer Business Group. Ms. Hall’s past public sector board experience includes membership on the board of the 9th District Federal Reserve Bank, serving as its Chair for the last two years of her term. Ms. Hall has substantial public company board experience. She currently serves on the board of directors of Investors Real Estate Trust, a diversified real estate investment trust which includes healthcare investments. Previously, she served on the boards of Health Fitness Corporation, August Technology and MTS Systems Corporation. She is also a member of the boards of directors of Ascension Health Ventures (strategic healthcare venture fund), BodyMedia (fitness/health telemonitoring), Laastari/R Clinic. Ltd. (telemedicine and retail health clinics – Sweden and Finland) and PreciouStatus (interface monitoring technology for daycare and hospitals).

Director Qualifications:

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Extensive Knowledge of the Healthcare Industry—Ms. Hall has over 18 years of experience in the healthcare field, and has served in executive capacities for multiple healthcare services and benefits companies.

•	Relevant Executive/Management Experience—Ms. Hall has extensive senior management and executive experience both inside and outside of the healthcare industry.

•	Public Company Board Experience—Ms. Hall has outside board experience for over 18 years on multiple public company boards of directors.

Ronald A. LaBorde. Mr. LaBorde is our President (since November 2011) and Chief Financial Officer (since January 2012) and is a member of our Board of Directors. He served as our Lead Director from February 2003 until his employment with the Company in November 2011. Previously, from July 2008 to November 2011, Mr. LaBorde was the principal executive officer of HR Solutions, LLC, a private company that provides outsourced administration associated with human resources, most recently as its Chief Executive Officer (from September 2010 until November 2011) and as its President (from July 2008 to August 2010). Prior to July 2008, Mr. LaBorde managed personal investments, which included non-public operating companies, and provided management consulting services to various privately-held companies, including HR Solutions, LLC. From 1995 to May 2003, Mr. LaBorde was President and Chief Executive Officer of Piccadilly Cafeterias, Inc., a publicly traded retail restaurant business.

Director Qualifications:

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Extensive Knowledge of the Company’s Business—Mr. LaBorde is our President and Chief Financial Officer, has been a member of our Board of Directors for over 15 years and was previously our Lead Director.

•

Relevant Public Company Executive Experience—Mr. LaBorde is a current Executive Officer of our Company and has previously served as President and Chief Executive Officer and Chief Financial Officer of another publicly-traded company.

•

High Level of Financial Literacy—As Chief Financial Officer, Mr. LaBorde serves as our principal financial officer. Prior to his employment with the Company, Mr. LaBorde was designated as one of our “Audit Committee Financial Experts.”

Jake L. Netterville. Mr. Netterville was the Managing Partner of Postlethwaite & Netterville, a professional accounting corporation, from 1977 to 1998 and is currently the Chairman, Emeritus, of its Board of Directors. Mr. Netterville is a certified public accountant, has served as Chairman of the Board of Directors of the

American Institute of Certified Public Accountants, Inc. (“AICPA”) and is a permanent member of the AICPA’s Governing Council. Mr. Netterville was appointed Chairman of the Audit Committee of our Board of Directors in February 2003.

Director Qualifications:

•	Extensive Knowledge of the Company’s Business—Mr. Netterville has been a member of our Board of Directors for over 15 years.

•

High Level of Financial Literacy—Mr. Netterville has been a certified public accountant for over 45 years and has been designated as one of our “Audit Committee Financial Experts” on our Audit Committee.

•	Relevant Governance Experience—Mr. Netterville served as Managing Partner of an accounting firm and currently serves as its Chairman, Emeritus.

David R. Pitts. Mr. Pitts has been President and Chief Executive Officer of Pitts Management Associates, Inc. (“PMA”) since 1981 and Chairman and Chief Executive Officer of PMA since 1999. PMA is a national hospital and healthcare management and consulting firm. He also serves as President and a director of Health Insights Foundation, Chairman Emeritus of the Board of Trustees of General Health Corporation, Chair Emeritus of the Church Pension Group in New York City, Non-Executive Chairman of the Board of Church Investment Group and a member of the North American Advisory Board of Sodexo and is the member-manager of Pitts Property Management, L.L.C. He is certified in hospital and healthcare administration and is a Fellow of the American College of Healthcare Executives. Mr. Pitts is Chairman of the Compensation Committee of our Board of Directors.

Director Qualifications:

•	Extensive Knowledge of the Company’s Business—Mr. Pitts has been a member of our Board of Directors for over 15 years.

•

Extensive Knowledge of the Healthcare Industry—Mr. Pitts has over 45 years of experience in hospital operations, healthcare planning and multi-institutional organizations, and has served in executive capacities in a number of hospitals, multi-hospital systems and medical schools.

•

Financial Literacy and Relevant Governance Experience—Mr. Pitts has chaired boards of various public and private business enterprises with extensive involvement in their strategic and financial decisions.

Peter Ricchiuti. Mr. Ricchiuti has been Assistant Dean and Director of Research of BURKENROAD REPORTS at Tulane University’s A. B. Freeman School of Business since 1993, and a Clinical Professor of Finance at Tulane since 1986. Mr. Ricchiuti is Chairman of the Quality of Care Committee of our Board of Directors.

Director Qualifications:

•	Extensive Knowledge of the Company’s Business—Mr. Ricchiuti has been a member of our Board of Directors for over 15 years.

•	Financial Literacy—Mr. Ricchiuti has been a professor of finance for over 25 years. He served as the Assistant Treasurer of the State of Louisiana for almost six years.

•

Experience in Academia—Mr. Ricchiuti has unique experience because of his lengthy career in academia and, in particular, his extensive exposure to the information and new concepts that develop and are studied in the business school environment.

Donald A. Washburn. Mr. Washburn, a private investor for over five years, currently serves as a director on the boards of the following publicly traded companies: (i) LaSalle Hotel Properties, a real estate investment trust; (ii) The Greenbrier Companies, Inc., a manufacturer and lessor of rail cars and barges; and (iii) Key Technology, Inc., which designs and manufactures process automation systems for the food processing and industrial markets.

He also serves on multiple private company boards. He also is a retired Executive Vice President of Northwest Airlines, Inc. and was the Chairman and President-Northwest Cargo, Inc. Prior to joining Northwest Airlines, Inc., Mr. Washburn was a corporate Senior Vice President of Marriott Corporation, most recently Executive Vice President and general manager of its Courtyard Hotel division. Mr. Washburn is our Lead Director and Chairman of the Nominating and Corporate Governance Committee of our Board of Directors.

Director Qualifications:

•	Extensive Knowledge of the Company’s Business—Mr. Washburn has been a member of our Board of Directors for over nine years.

•	Public Company Board Experience—Mr. Washburn has outside board experience for over ten years on multiple public company boards of directors.

•	Relevant Executive/Leadership Experience—Mr. Washburn has extensive senior executive experience where he was responsible for developing and managing complex, worldwide business enterprises.

•

Financial Literacy and Extensive Governance Experience—Mr. Washburn is an investor and retired top executive with experience (i) developing and monitoring corporate financial strategies, (ii) analyzing investment proposals and strategies and (iii) evaluating, planning and overseeing financial transactions and establishing and monitoring financial controls. His financial experience spans 30 years as a senior executive, investor and member of the boards of directors of large and small public and private corporations.

Certain Legal Proceedings

Mr. LaBorde was the President and Chief Executive Officer of Piccadilly Cafeterias, Inc. from 1995 until May 2003. In October 2003, subsequent to Mr. LaBorde’s departure, Piccadilly Cafeterias, Inc. filed for bankruptcy protection in the U.S. Bankruptcy Court for the Southern District of Florida. The final decree in this proceeding was issued in December 2009.

Board of Directors Recommendation

THE BOARD RECOMMENDS THAT YOU VOTE “FOR” THE ELECTION OF THE PERSONS NAMED ABOVE.

Vote Required

Directors are elected by a plurality of the votes cast at the Meeting.

CORPORATE GOVERNANCE

Board Leadership Structure

William F. Borne has served as our Chief Executive Officer and Chairman of the Board since founding our Company in 1982. We believe this traditional leadership structure, coupled with an independent Lead Director, benefits our Company. We believe that our employees, referral sources, patients, suppliers and other business partners view Mr. Borne as a leader in our industry and that having a combined Chief Executive Officer/Chairman role demonstrates that our Company is under strong leadership, with a single person setting the tone, driving our culture and having primary responsibility for overseeing management of our operations.

Our Board of Directors is comprised of Mr. Borne, Mr. LaBorde (our President and Chief Financial Officer) and five independent directors. Each director serves a one-year term and is subject to annual election. In addition, in accordance with our Bylaws and our Corporate Governance Guidelines, whenever there is no independent Chairman of the Board, the Board members are required to appoint one of the independent directors as Lead Director “to lead the Board in fulfilling its duties effectively, efficiently and independent of management.”

Donald A. Washburn has served as the Amedisys Lead Director since November 2011 and as a member of the Company’s Board of Directors since April 2004. He was appointed Lead Director contemporaneously with the employment of Mr. LaBorde, our previous Lead Director, as our President in November 2011. In his role as Lead Director, Mr. Washburn is specifically responsible under our Bylaws and Corporate Governance Guidelines for enhancing Board effectiveness, in particular by ensuring the Board works as a cohesive team; ensuring that the Board has adequate resources and is presented with full, timely and relevant information; ensuring that there is a process in place to monitor best practices that relate to the responsibilities of the Board; and by assessing the effectiveness of the overall Board, its committees and individual directors on a regular basis. He is also responsible for assisting with Board management, in particular by providing input on the agendas for Board and committee meetings; consulting with the Chairman regarding the membership and chairs for Board committees and the effectiveness of the committees; ensuring that the independent directors meet regularly without management present to discuss the effectiveness of the Chief Executive Officer and the Board and the committees of the Board, succession planning and strategic planning; and by chairing Board meetings when the Chairman is not in attendance. Finally, he also serves as a key liaison between management and the outside directors.

We believe that Mr. Washburn, in his role as Lead Director and as a member of our Board for over nine years, has made valuable contributions to our Company by developing a productive relationship with our Chief Executive Officer and Chairman and ensuring effective communication between our Chief Executive Officer and Chairman and the rest of the Board. Accordingly, we believe that our Company has benefited from having a combined Chairman/Chief Executive Officer position and having the Lead Director serve as the leader of the independent directors.

We believe the Chairmen of our four independent Board committees (Mr. Pitts: Compensation Committee; Mr. Netterville: Audit Committee; Mr. Ricchiuti: Quality of Care Committee; and Mr. Washburn: Nominating and Corporate Governance Committee) have made valuable contributions to our Company in these roles and are also vital to our Board leadership structure. Each Committee Chairman meets regularly with members of Company management, as appropriate, to discuss matters relevant to their respective Committee functions, both with and without the presence of our Chief Executive Officer. Messrs. Pitts, Netterville and Ricchiuti also regularly communicate with Mr. Washburn, in his role as Lead Director, regarding Board and Committee functions.

Risk Oversight

The Board’s Role in Risk Oversight

Risk management is primarily the responsibility of our Company’s senior management team, while our Board of Directors is responsible for the overall supervision and oversight of our Company’s risk management activities.

The Board’s oversight of the material risks faced by the Company occurs at both the full Board level and at the committee level. The Audit Committee has oversight responsibility not only for financial reporting with respect to the Company’s major financial exposures and the steps management has taken to monitor and control such exposures, but also for the effectiveness of management’s enterprise risk management process that monitors key business risks facing the Company. Specifically, as stated in its charter, one of the responsibilities of the Audit Committee is “to discuss guidelines and policies governing the process by which senior management of the Company and the relevant departments of the Company assess and manage the Company’s exposure to risk, and to discuss the Company’s major financial risk exposures and the steps management has taken to monitor and control such exposures.” In connection with its risk oversight role, at each of its quarterly, in-person meetings, the Audit Committee also meets privately in separate executive sessions with representatives from the Company’s independent registered public accounting firm (without any members of Company management present) and the Company’s Senior Vice President—Audit (without other members of Company management present). The Company’s Senior Vice President—Audit manages the Company’s Internal Audit and Enterprise Risk Management functions and has been employed by the Company since April 2002. The Internal Audit Department, according to its charter, is charged with taking “a systematic and disciplined approach to evaluate and improve the effectiveness of the organization’s risk management, control, and governance processes.” Finally, the Audit Committee also receives quarterly reports regarding the Company’s testing and controls implemented in compliance with the requirements of the Sarbanes-Oxley Act of 2002.

In addition, the full Board receives presentations at its quarterly in-person meetings from the Company’s Chief Compliance Officer, who has been employed by the Company since April 2001. The Chief Compliance Officer, who heads the Company’s Compliance Department, is responsible for monitoring the Company’s compliance with Federal and state laws governing the provision of healthcare services and patient privacy, as well as conditions of participation in the Medicare and Medicaid programs for the home health and hospice services provided by the Company. During these meetings, the Chief Compliance Officer provides a detailed report on compliance activities, relevant regulatory developments impacting the compliance function and our risk mitigation practices. As part of its risk oversight duties, the Board also meets with the Chief Compliance Officer privately in executive session (without other members of Company management present), and it is expected that the Chief Compliance Officer maintains an open line of communication with the full Board.

Further, the Company’s Chief Medical Officer reports in person to the Board’s Quality of Care Committee on a quarterly basis on matters relating to the quality of the Company’s clinical outcomes and the care provided to its patients. The Company’s clinical protocols are designed to minimize patient risk and improve patient health outcomes.

In addition, the Company’s General Counsel reports in person to the Board on at least a quarterly basis to keep the directors informed concerning legal risks and other legal matters involving the Company and the Company’s legal risk mitigation efforts.

Additionally, at each Board meeting, our Chairman and Chief Executive Officer meets with the other directors in executive session to address operational and strategic matters, including areas of risk and opportunity that require Board attention. Further, in dedicated sessions each July focusing entirely on corporate strategy, the full Board reviews in detail the Company’s short- and long-term strategies, including consideration of risks facing the Company.

The oversight of risk within the organization is an evolving process requiring the Company to continually look for opportunities to further embed systematic enterprise risk management into ongoing business processes across the organization. The Board actively encourages management to continue to review and improve its methods of assessing and mitigating risk.

Risk Assessment—Incentive Compensation Programs

In regards to the Company’s fiscal year 2012 incentive compensation programs, our management has concluded that our that our compensation policies and practices do not create risks that are reasonably likely to have a material adverse effect on the Company. For the incentive compensation programs in place in 2012 for our corporate office (non-executive) and care center-level (agency-level) employees, our management based this conclusion on the fact that there were no material differences between the fiscal year 2012 incentive compensation programs and the fiscal year 2011 incentive compensation programs for these employees, which had previously been the subject of a risk assessment conducted by Pearl Meyer & Partners in 2011.

In 2011, the Compensation Committee approved the engagement of the Committee’s independent compensation consultant, Pearl Meyer & Partners, to conduct a risk assessment of the Company’s fiscal year 2011 incentive compensation programs, both on the executive and non-executive levels. This risk assessment, which was reviewed by the Compensation committee, concluded that the design for the 2011 incentive programs for our executive officers, as well as our corporate office (non-executive) and care center employees, coupled with internal controls and policies, discourages incentive plan participants from taking excessive risks or manipulating performance in order to increase award payouts.

For the incentive compensation programs in place in 2012 for our executive officers, the Compensation Committee approved the engagement of Pearl Meyer & Partners to conduct a similar risk assessment, which was reviewed by the Committee and resulted in the same conclusions as in 2011. Our management also believes that our incentive compensation arrangements provide incentives that do not encourage risk-taking beyond our organization’s ability to effectively identify and manage significant risks; are compatible with effective internal controls and the risk management practices of Amedisys; and are supported by the oversight and administration of the Compensation Committee with regard to executive compensation programs.

Board Committees

Audit Committee

The Audit Committee’s responsibilities are covered by its charter, a copy of which appears on the “Investors” subpage of our website, (www.amedisys.com) under the link “Corporate Governance.” The Committee was established in accordance with Section 3(a)(58)(A) of the Securities Exchange Act of 1934 (the “Exchange Act”), and its responsibilities include hiring and supervising the work of our registered independent public accountants and our Senior Vice President—Audit (who manages our Internal Audit Department), overseeing our financial reporting process, internal controls and legal and regulatory compliance and pre-approving all audit and non-audit services to be provided by independent auditors.

The Audit Committee is comprised of Jake L. Netterville (Chairman) and each of our other independent directors (Messrs. Pitts, Ricchiuti and Washburn and Ms. Hall). Our Board of Directors has determined that each member of the Audit Committee also meets the definition of an “independent director” as defined by Rule 10A-3 under the Exchange Act and that Mr. Netterville qualifies as an “audit committee financial expert,” as defined by Item 407(d)(5) of SEC Regulation S-K, and as a “financially sophisticated audit committee member” under NASDAQ Listing Rule 5605(c)(2)(A). This determination is based on the fact that Mr. Netterville is a certified public accountant. In addition, our Board of Directors has determined that Messrs. Pitts, Ricchiuti and Washburn and Ms. Hall are each financially literate.

Compensation Committee

The Compensation Committee reviews and acts on compensation levels and benefit plans for our executive officers, approves director compensation, approves and evaluates the Company’s equity compensation plans, approves the issuance of stock options, nonvested stock, restricted stock, restricted stock units and other equity-based awards under our equity compensation plans and has the sole authority to retain, and has retained, compensation consultants. It also provides assistance to our Board of Directors in the annual evaluation of our Chief Executive Officer. The Compensation Committee is comprised of David R. Pitts (Chairman) and each of our other independent directors (Messrs. Netterville, Ricchiuti and Washburn and Ms. Hall). Our Board of Directors has determined that each member of the Compensation Committee meets the definition of an “outside director” as defined by regulations promulgated pursuant to Section 162(m) of the Internal Revenue Code and is a “non-employee director” as defined in the SEC’s Rule 16b-3. The Compensation Committee may not delegate any of its authority with respect to approving the compensation (including equity-based compensation) of our directors and executive officers. The Committee may delegate its authority to approve awards of equity-based compensation to persons other than our directors and executive officers to our Chief Executive Officer. A copy of the Compensation Committee’s charter appears on the “Investors” subpage of our website (www.amedisys.com) under the link “Corporate Governance.”

Nominating and Corporate Governance Committee

The Nominating and Corporate Governance Committee identifies and evaluates individuals qualified to become members of the Board of Directors and recommends to our Board of Directors all nominees for election to our Board of Directors. The Nominating and Corporate Governance Committee also provides assistance to our Board of Directors in the annual evaluations of our Board of Directors and its Committees, the review and consideration of corporate governance practices and ongoing board governance education. The Nominating and Corporate Governance Committee also prepares the slate of chairs and members for each of the Board’s standing committees. The Nominating and Corporate Governance Committee is comprised of Donald A. Washburn (Chairman) and each of our other independent directors (Messrs. Netterville, Pitts and Ricchiuti and Ms. Hall). A copy of the Nominating and Corporate Governance Committee’s charter appears on the “Investors” subpage of our website (www.amedisys.com), under the link “Corporate Governance.”

Quality of Care Committee

The Quality of Care Committee is comprised of Peter Ricchiuti (Chairman) and each of our other independent directors (Messrs. Netterville, Pitts and Washburn and Ms. Hall). The dual purposes of the Quality of Care Committee are to (i) assist our Board of Directors in fulfilling its oversight responsibilities relating to the review of our policies and procedures in connection with the delivery of quality medical care to patients and patient safety and (ii) to assist our Board of Directors and our management in promoting a “culture of quality” throughout our Company. A copy of the Quality of Care Committee’s charter appears on the “Investors” subpage of our website (www.amedisys.com), under the link “Corporate Governance.”

Board and Committee Meetings—2012

Our Board of Directors held five in-person and eight telephonic meetings in 2012. Our Board of Directors maintains Audit, Compensation, Nominating and Corporate Governance and Quality of Care Committees that are each comprised solely of independent directors. Each Board committee generally meets on or around the date of each regularly-scheduled quarterly in-person Board meeting. During 2012, the Audit Committee held four in-person meetings and one telephonic meeting; the Compensation Committee held four in-person meetings and three telephonic meetings; the Nominating and Corporate Governance Committee held five in-person meetings; and the Quality of Care Committee held four in-person meetings. With the exception of Ms. Hall, who did not join our Board until March 2013, each director attended at least 75% of the total number of Board meetings and meetings of the Committees on which he served during 2012. Generally, during every month in which there is not a regularly-scheduled in-person Board meeting, the Board members meet telephonically with selected members of Company management.

Independent Directors—Meetings in Executive Session

The independent directors, as a group, meet in-person in executive session on a regular basis (and at least once, quarterly) in connection with each in-person Board meeting without any members of our management or non-independent directors present. Mr. Washburn presides over these executive sessions as Lead Director.

Stockholder Recommendation of Nominees

Per our Corporate Governance Guidelines (a copy of which appears on the “Investors” subpage of our website (www.amedisys.com) under the link “Corporate Governance”), stockholders may recommend a nominee for consideration by the Nominating and Corporate Governance Committee of our Board by sending the following information to our Corporate Secretary, at 5959 S. Sherwood Forest Blvd., Baton Rouge, Louisiana 70816, who will forward the information to the Chairman of the Committee:

•	Name, mailing address and telephone number of the stockholder;

•	The proposed nominee’s name, mailing address and telephone number;

•	A statement whether the proposed nominee knows that his or her name is being suggested by the stockholder, and whether he or she has consented to being suggested and is willing to serve;

•	The proposed nominee’s resume or other description of his or her background and experience;

•	The proposed nominee’s relationship to the stockholder; and

•	The stockholder’s reasons for proposing that the individual be considered.

The Nominating and Corporate Governance Committee will solicit and receive recommendations for candidates to fill any Board vacancies and will review the qualifications of potential director candidates. The Nominating and Corporate Governance Committee will present any recommended candidates to the full Board for consideration

Stockholders may also nominate directors for election to our Board of Directors. For additional important information regarding stockholder nominations of directors and stockholder proposals, please see the “Other Matters” section of this Proxy Statement.

Board Independence, Stockholder Communications and Board Attendance at the Annual Stockholders Meeting

Our Board of Directors has reviewed and analyzed the independence of each director nominee. The purpose of the review was to determine whether any particular relationships or transactions involving directors or their affiliates or immediate family members were inconsistent with a determination that the director is independent for purposes of serving on the Board of Directors and its committees. During this review, the Board of Directors examined whether there were any transactions and/or relationships between directors or their affiliates or immediate family members and the Company and the substance of any such transactions or relationships.

Following this review, our Board of Directors determined that all directors other than Messrs. Borne and LaBorde are “independent” under the director independence requirements and listing standards of The NASDAQ Global Select Market. Messrs. Borne and LaBorde are not considered independent because they are executive officers of the Company.

Stockholders who wish to communicate with our Board of Directors, our Lead Director or our Audit Committee should address their communications to such party, in care of our Corporate Secretary, who is responsible for promptly disseminating such communications to our Board of Directors, Lead Director or Audit Committee Chairman, as appropriate. Per our Corporate Governance Guidelines (described below), all communications with the Board, the Lead Director or the Audit Committee are treated confidentially, and stockholders and other interested parties can remain anonymous when communicating their concerns. Stockholders who would like to submit the name of a person for consideration as a director nominee should address any communication to our Corporate Secretary in accordance with the procedures described under the heading “Corporate Governance—Stockholder Recommendation of Nominees,” above.

We do not have a formal policy regarding attendance by Board members at our Annual Stockholders Meeting because management is available at the meeting to answer questions from stockholders in attendance. Directors William Borne and Ronald LaBorde attended our 2012 Annual Meeting in person, and directors Jake Netterville and Donald Washburn attended our 2012 Annual Meeting via teleconference. Historically, we have had low in-person stockholder attendance at our Annual Stockholders Meetings.

Compensation Consultant Independence and Conflicts of Interest Assessment

The Compensation Committee engaged the services of Pearl Meyer & Company (“Pearl Meyer”) as its independent advisor on matters of executive compensation (the “Engagement”) in respect of and during fiscal 2012. Pearl Meyer reports directly to the Committee and provides no other remunerated services to the Company or any of its affiliates. In accordance with the requirements of Item 407(e)(3)(iv) of Regulation S-K, the Company has affirmatively determined that no conflicts of interest exist between the Company and Pearl Meyer (or any individuals working on the Company’s account on Pearl Meyer’s behalf). In reaching such determination, the Company considered the following enumerated factors, all of which were attested to or affirmed by Pearl Meyer:

(1) During fiscal 2012, Pearl Meyer provided no services to and received no fees from the Company other than in connection with the Engagement;

(2) The amount of fees paid or payable by the Company to Pearl Meyer in respect of the Engagement represented (or are reasonably certain to represent) less than 1% of Pearl Meyer’s total revenue for the 12 month period ended December 1, 2012;

(3) Pearl Meyer has adopted and put in place adequate policies and procedures designed to prevent conflicts of interest, which policies and procedures were provided to the Company;

(4) There are no business or personal relationships between Pearl Meyer and any member of the Compensation Committee other than in respect of (i) the Engagement, or (ii) work performed by Pearl Meyer for any other company, board of directors or compensation committee for whom such Committee member also serves as an independent director;

(5) Pearl Meyer owns no stock of the Company; and

(6) There is no business or personal relationships between Pearl Meyer and any executive officer of the Company other than in respect of the Engagement.

CODE OF ETHICAL BUSINESS CONDUCT

Our Board of Directors has adopted a Code of Ethical Business Conduct that is applicable to all our directors, executive officers and employees. The Code is available on the “Investors” subpage of our website (www.amedisys.com) under the link “Corporate Governance.” The purpose of the Code is to, among other things, deter wrongdoing and promote: honest and ethical conduct; full, fair, accurate, timely and understandable disclosure in our filings with the SEC and in public communications; compliance with applicable laws, rules and regulations; the prompt internal reporting of violations; and accountability.

CORPORATE GOVERNANCE GUIDELINES AND REVIEW AND CONSIDERATION OF

CORPORATE GOVERNANCE PRACTICES

Our Board of Directors has adopted Corporate Governance Guidelines. The purpose of the Guidelines is to assist the Board in the exercise of its responsibilities and to serve the best interests of the Company and its stockholders. A copy of the Corporate Governance Guidelines appears on the “Investors” subpage of our website (www.amedisys.com) under the link “Corporate Governance.”

The members of our Nominating and Corporate Governance Committee are responsible for the review and consideration of corporate governance practices.

Members of Nominating and Corporate Governance Committee

Donald A. Washburn (Chairman)

Linda J. Hall

Jake L. Netterville

David R. Pitts

Peter Ricchiuti

COMPLIANCE WITH SECTION 16(a) OF THE EXCHANGE ACT

Section 16(a) of the Exchange Act requires our directors and executive officers, and persons who own more than ten percent of our common stock to file reports of ownership and changes of ownership with the SEC. Copies of all filed reports are required to be furnished to us. Based solely upon a review of Forms 3, 4 and 5 and amendments thereto furnished to us during and with respect to 2012, as well as written representations by our directors and executive officers, we believe that each such person filed, on a timely basis, the reports required by Section 16(a) of the Exchange Act with respect to 2012.

PROPOSAL 2—RATIFICATION OF APPOINTMENT OF INDEPENDENT REGISTERED PUBLIC

ACCOUNTING FIRM

Background

The Audit Committee of the Board of Directors has appointed KPMG LLP (“KPMG”) as the independent registered public accounting firm to audit our Company’s consolidated financial statements for the fiscal year ending December 31, 2013. The submission of this matter for ratification by stockholders is not legally required; however, our Board of Directors believes that such submission is consistent with best practices in corporate governance and is an opportunity for stockholders to provide direct feedback to the Audit Committee and the Board of Directors on an important issue of corporate governance. If the selection is not ratified, the Audit Committee will consider whether it is appropriate to select another independent registered public accounting firm as our Company’s external auditor. Even if the selection is ratified, the Audit Committee in its discretion may select a different independent registered public accounting firm to be our Company’s external auditor at any time during the year if it determines that such a change would be in the best interests of our Company and our stockholders.

Board of Directors Recommendation

THE BOARD OF DIRECTORS RECOMMENDS THAT YOU VOTE “FOR” THE RATIFICATION OF THE APPOINTMENT OF KPMG AS OUR INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM FOR THE FISCAL YEAR ENDING DECEMBER 31, 2013.

Vote Required

Approval of this proposal requires the affirmative vote of a majority of the shares represented at the Meeting and entitled to vote.

KPMG Representative—Attendance at the Meeting

A representative of KPMG will be present at the Meeting, will have the opportunity to make a statement and will be available to respond to appropriate questions by stockholders.

REPORT OF THE AUDIT COMMITTEE

This Audit Committee report shall not be deemed incorporated by reference by any general statement incorporating by reference this Proxy Statement into any filing under the Securities Act of 1933 or the Exchange Act, except to the extent that we specifically incorporate this information by reference, and shall not otherwise be deemed filed under the Exchange Act.

What is the Audit Committee and what does it do?

The Audit Committee of the Board of Directors is responsible for providing independent, objective oversight and review of Amedisys’ accounting functions and internal controls. The committee recommends to the Board of Directors that our audited financial statements be included in our Annual Report on Form 10-K and approves all fees paid to our independent registered public accounting firm. The committee also receives quarterly reports from our Internal Audit Department and approves the annual Internal Audit Work Plan and the compensation of the Senior Vice President—Audit, who leads our Internal Audit Department.

Are the members of the Audit Committee “independent”?

Yes. The Audit Committee is comprised of five directors, all of whom are independent as determined in accordance with the listing standards of The NASDAQ Global Select Market and within the meaning of Rule 10A-3 under the Exchange Act.

Do the members of the Audit Committee meet regularly in executive session without members of Company management present? Do the members of the Audit Committee meet separately with representatives of the Company’s independent registered public accounting firm and the Company’s Internal Audit Department?

Yes. The Audit Committee meets at least once quarterly in executive session without members of Company management present. During these executive sessions, the Audit Committee will also meet separately with representatives of the Company’s independent registered public accounting firm (generally, the Lead Audit Partner) and the Senior Vice President—Audit, on behalf of the Company’s Internal Audit Department. The Audit Committee also meets separately with other senior members of Company management as it deems necessary.

What steps did the Audit Committee take in recommending that our audited financial statements be included in our Annual Report on Form 10-K for the year ended December 31, 2012 (our “2012 Annual Report”)?

In connection with recommending that our audited financial statements be included in our 2012 Annual Report, the members of the Audit Committee took the following steps:

•

The members of the Audit Committee discussed with our independent registered public accounting firm their judgment as to the quality, not just the acceptability, of our accounting policies and principles and such other matters as are required to be discussed under generally accepted auditing standards, including information concerning the scope and result of the audit. These communications and discussions are intended to assist the Audit Committee in overseeing the financial reporting and disclosure process.

•

Management represented to the Audit Committee that the Company’s audited consolidated financial statements were prepared in accordance with accounting principles generally accepted in the United States of America, on a consistent basis, and the Audit Committee reviewed and discussed the quarterly and annual earnings press releases and consolidated financial statements with management and the independent registered public accounting firm. The Audit Committee discussed with the independent registered public accounting firm matters required to be discussed by Statement of Auditing Standards No. 114, as amended (AICPA, Professional Standards, Vol. 1, AU § 380), as adopted by the Public Company Accounting Oversight Board (the “PCAOB”) in rule 3200T.

•

The Company’s independent registered public accounting firm also provided to the Audit Committee the written disclosures and the letter required by the PCAOB regarding their independence, and the members of the Audit Committee discussed with the independent registered public accounting firm the firm’s independence from the Company and its management. The members of the Audit Committee also considered whether the independent registered public accounting firm’s provision of non-audit services to the Company is compatible with maintaining the independent registered public accounting firm’s independence. This discussion and disclosure informed the Audit Committee of the independent registered public accounting firm’s independence, and assisted the Audit Committee in evaluating that independence. The members of the Audit Committee concluded that the independent registered public accounting firm is independent from the Company and its management.

•

The members of the Audit Committee reviewed and discussed, with our management and independent registered public accounting firm, our audited consolidated balance sheet as of December 31, 2012 and the related consolidated statements of operations, comprehensive (loss) income, stockholders’ equity and cash flows for each of the years in the three-year period ended December 31, 2012, including associated footnotes and Management’s Discussion and Analysis of Financial Condition and Results of Operations.

•

The members of the Audit Committee (or the Chairman of the Committee, pursuant to a delegation of authority) reviewed and pre-approved all permissible non-audit services by our independent registered public accounting firm.

•	The members of the Audit Committee reviewed the Chief Executive Officer and Chief Financial Officer Certifications concerning the Company’s 2012 Annual Report.

Based on the discussions with our independent registered public accounting firm concerning the audit, the independence discussions, the financial statement quarterly review, and additional matters deemed relevant and appropriate by the Audit Committee, including internal audit activities, the Audit Committee recommended to the Board of Directors that our audited consolidated financial statements be included in our 2012 Annual Report.

Who has furnished this report?

This report has been furnished by the members of the Audit Committee:

Jake L. Netterville (Chairman)

Linda J. Hall

David R. Pitts

Peter Ricchiuti

Donald A. Washburn

FEES PAID TO AUDITORS

The following summarizes the fees billed to us and our subsidiaries by KPMG for professional services rendered in 2012 and 2011.

	Year ended December 31,
	2012		2011
Fee Category	Amount ($)	Percent	Amount ($)	Percent
Audit fees	1,073,680	74.7%	1,092,000	67.5%
Tax fees	327,102	22.8%	273,612	16.9%
All other fees	35,943	2.5%	253,280	15.6%

Total fees	1,436,725	100.0%	1,618,892	100.0%

Fees for audit services include fees associated with the annual audit, our annual report on Form 10-K and the reviews of our quarterly reports on Form 10-Q, services that are normally provided by our registered independent public accounting firm in connection with statutory and regulatory filings or engagements and services that generally only our registered independent public accounting firm can provide. All other fees include due diligence in connection with acquisitions and accounting consultations. Tax fees include tax compliance and limited consulting services. All of the services described above were pre-approved by the Audit Committee (or the Chairman of the Committee, pursuant to a delegation of authority).

Policy on Pre-Approval of Audit and Permissible Non-Audit Services of Independent Auditors; Delegation of Pre-Approval Authority in Specified Instances

All audit and permissible non-audit services provided by the independent auditors are pre-approved by the Audit Committee (or the Chairman of the Committee, pursuant to a delegation of authority). These services may include audit services, audit-related services, tax services and other services. Pre-approval is generally provided for up to one year and any pre-approval is detailed as to the particular service or category of services and is generally subject to a specific budget. The independent auditors and management are required to periodically report to the Audit Committee regarding the extent of services provided by the independent auditors in accordance with this pre-approval, and the fees for the services performed to date. The Audit Committee may also pre-approve particular services on a case-by-case basis. The Audit Committee has delegated authority to Mr. Netterville, the Chairman of the Audit Committee, to address requests for pre-approval of specified types of transactions not included in the annual budget prepared by the independent auditors, provided that any such pre-approvals are presented to the full Audit Committee at its next meeting.

EQUITY COMPENSATION PLAN INFORMATION AS OF DECEMBER 31, 2012

Plan category	(a) Number of securities to be issued upon exercise of outstanding options, warrants and rights	(b) Weighted average exercise price of outstanding options, warrants and rights	(c) Number of securities remaining available for future issuance under equity compensation plans (excluding securities reflected in column (a))
Equity compensation plans approved by security Holders	243,886	$20.08	2,443,820
Equity compensation plans not approved by security Holders	—	—	—

Total	243,886	$20.08	2,443,820

PROPOSAL 3—RE-APPROVAL OF THE MATERIAL TERMS OF THE PERFORMANCE GOALS UNDER THE AMEDISYS, INC. 2008 OMNIBUS INCENTIVE COMPENSATION PLAN FOR INTERNAL REVENUE CODE SECTION 162(m) PURPOSES

We currently maintain the Amedisys, Inc. 2008 Omnibus Incentive Compensation Plan (the “Plan”). The Plan is a comprehensive incentive compensation plan that provides for various stock and option awards and also provides for limited cash awards. The Plan also sets forth a list of general performance criteria that may be utilized when structuring awards that are intended to be tax deductible under Section 162(m) of the Internal Revenue Code of 1986, as amended (the “Code”). The Plan is not intended to be a “qualified plan” under Section 401(a) of the Code.

The Plan first became effective on June 5, 2008, upon approval by our stockholders at our 2008 Annual Meeting of Stockholders. On June 7, 2012, our stockholders approved an amendment to the Plan increasing the number of shares authorized for issuance under the Plan to a total of 3,962,459 shares.

In order to allow certain awards under the Plan to continue to qualify as fully tax-deductible “performance-based compensation” under Section 162(m) of the Code, the Board is asking our stockholders to re-approve the material terms of the performance goals under the Plan.

Stockholders are being asked only to re-approve the material terms of the performance goals under the Plan at the Meeting. These terms are the same as those that the stockholders previously approved in 2008. Stockholders are not being asked to approve any amendment to the Plan or to approve the Plan, itself.

Background

Pursuant to Section 162(m) of the Code, the Company ordinarily may not deduct compensation of more than $1 million that is paid to any “covered employee” (i.e., any individual who, on the last day of the taxable year, is either the Company’s principal executive officer or an employee whose total compensation for the tax year is required to be reported to the Company’s stockholders because he or she is among the three highest compensated officers for the tax year, other than the principal executive officer or principal financial officer). The limitation on deductions does not apply, however, to “qualified performance-based compensation.” Certain awards under the Plan may constitute qualified performance-based compensation and, as such, would be exempt from the $1 million limitation on deductible compensation.

One of the requirements of “performance-based compensation” is that the material terms of the performance goals under which compensation may be paid be disclosed to and approved by our stockholders. In addition, Section 162(m) provides that if we retain the authority to change the targets under a performance goal, then we must, no later than the first stockholders meeting that occurs in the fifth year following the year in which prior stockholder approval was obtained, again disclose the material terms of the performance goals to our stockholders for re-approval. For purposes of Section 162(m), the material terms of the performance goals include (i) the employees eligible to receive compensation, (ii) a description of the business criteria on which the performance goal may be based and (iii) the maximum amount of compensation that can be paid to an employee under the performance goal or the formula used to calculate the amount of compensation to be paid. With respect to awards under the Plan, each of these aspects is discussed below, and stockholder approval of this proposal is intended to constitute re-approval of each of these aspects of the Plan for purposes of the re-approval requirements of Section 162(m). Stockholder re-approval of the material terms of the performance goals is only one of several requirements under Section 162(m) of the Code that must be satisfied for awards under the Plan to qualify for the performance-based compensation exemption under Section 162(m), and stockholder re-approval of the material terms of the performance goals does not alone ensure that all compensation paid under the Plan will qualify as tax-deductible compensation. In addition, nothing in this proposal precludes the Company from granting awards that do not meet the requirements for tax-deductible compensation under Section 162(m).

If our stockholders do not re-approve the material terms of the performance goals, there will be no impact on the terms of the Plan. The Plan will continue to remain in existence and awards may continue to be made in accordance with the terms of Plan. The only impact on the Company will be that some or all of the value of certain awards that are based on the achievement of one or more performance goals may no longer be deductible under the Code as a result of the limitations imposed under Section 162(m).

Below is a description of the material terms of the performance goals for performance-based compensation under the Plan.

Material Terms of the Performance Goals for Performance-Based Compensation under the Plan

Employees Eligible to Receive Compensation

The following employees are eligible to participate in the Plan:

•	all of our employees and all employees of our 50% or more owned subsidiaries; and

•	all employees of any 20% or more owned affiliates that our Board designates as a “participating employer.”

The selection of the participants who will receive awards is entirely within the discretion of the Compensation Committee. Compensation Committee members must meet the director independence standards set forth in the listing requirements of the NASDAQ Global Select Market, be “non-employee directors,” as that term is defined in the rules promulgated by the Securities and Exchange Commission under Section 16 of the Securities Exchange Act of 1934 (the “1934 Act”), and be “outside directors,” as that term is defined in the regulations promulgated under Section 162(m) of the Code.

Description of the Business Criteria on Which Performance Goals May Be Based

Under the Plan, any award may, but need not, be subject to the satisfaction of one or more performance goals. Performance-based compensation will be awarded if the Compensation Committee determines that such awards are in the best interest of the Company and its stockholders. Performance goals for awards will be determined by the Compensation Committee and will be designed to support our business strategy and align executives’ interests with stockholder interests.

Awards (other than stock options and stock appreciation rights) intended to qualify as performance-based compensation under Section 162(m) of the Code will be subject to performance goals based on one or more of the following business criteria as applied, in the Compensation Committee’s discretion:

•	return on capital, equity, or assets (including economic value created);

•	productivity or operating efficiencies;

•	cost improvements;

•	cash flow;

•	sales revenue growth;

•	net income, earnings per share, or earnings from operations;

•	quality;

•	customer satisfaction;

•	comparable store sales;

•	stock price or total stockholder return;

•	EBITDA (Earnings Before Interest, Taxes, Depreciation and Amortization) or EBITDAR (Earnings Before Interest, Taxes, Depreciation, Amortization and Rent);

•	after tax operating income;

•	book value per share;

•	debt reduction;

•	strategic business objectives, consisting of one or more objectives based on meeting specified cost targets, business expansion goals and goals relating to acquisitions or divestitures; or

•	any combination of the foregoing.

Performance goals may be expressed on an absolute or relative basis, and based on comparisons to internal targets, the past performance of the Company (or a segment thereof), or the past or current performance of other companies. The Compensation Committee may appropriately adjust any evaluation of performance to exclude any of the following events that occurs during a performance period: (i) asset write-downs, (ii) litigation or claim judgments or settlements, (iii) the effect of changes in tax law, accounting principles or other such laws or provisions affecting reported results, (iv) accruals for reorganization and restructuring programs and (v) any extraordinary non-recurring items as described in Accounting Standards Codification 225-20 (formerly Accounting Principles Board Opinion No. 30) and/or in management’s discussion and analysis appearing in the Company’s annual report to stockholders for the applicable year.

Maximum Amount of Compensation

Compensation attributable to awards (other than cash bonus awards) is based on the value of a share of our common stock at the time the award is treated as compensation. Subject to adjustment for changes in our capital structure, no participant may receive options, SARs, stock awards, Restricted Stock or RSUs under the Plan during any one calendar year that, taken together, relate to more than 500,000 shares.

The maximum amount of any cash bonus award that may be received under the Plan in any fiscal year to any participant who is a covered employee is $5 million.

Board of Directors Recommendation

THE BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS THAT YOU VOTE FOR THE PROPOSAL TO RE-APPROVE THE MATERIAL TERMS OF THE PERFORMANCE GOALS UNDER OUR 2008 OMNIBUS INCENTIVE COMPENSATION PLAN FOR INTERNAL REVENUE CODE SECTION 162(m) PURPOSES.

Vote Required

Approval of this proposal requires the affirmative vote of a majority of the shares represented at the Meeting and entitled to vote.

STOCK OWNERSHIP

The following table shows beneficial ownership of our common stock as of April 11, 2013, unless otherwise indicated, by (i) each person known by us to beneficially own more than five percent of our common stock in accordance with Rule 13d-3 under the Exchange Act, (ii) each of our directors and director nominees, (iii) each of our current executive officers (as identified under the heading “Executive Officers” above), (iii) each Named Executive Officer (as such term is defined under the heading “Compensation Discussion and Analysis” below), and (iv) all of our directors and Executive Officers as a group. Except as noted below, the persons named have sole voting and investment power with respect to all shares of common stock.

Name	Shares Beneficially Owned	Percent of Class
5% Stockholders
FMR LLC and Affiliated Entities(1)	4,379,564	13.5%
BlackRock, Inc.(2)	2,515,123	7.7%
EARNEST Partners, LLC(3)	1,937,723	6.0%
Wells Fargo & Company and Affiliated Entities(4)	1,862,562	5.7%
The Vanguard Group, Inc.(5)	1,762,786	5.4%
Dimensional Fund Advisors LP(6)	1,637,948	5.0%

Non-Employee Directors (Including 2013 Director Nominees)(7)
Linda J. Hall (2013 Director Nominee)	3,442	*
Jake L. Netterville (2013 Director Nominee)	85,546	*
David R. Pitts (2013 Director Nominee)	71,173	*
Peter Ricchiuti (2013 Director Nominee)	68,899	*
Donald A. Washburn (2013 Director Nominee)	72,899	*

Executive Officers (Including Named Executive Officers and 2013 Director Nominees)
William F. Borne(8) (2012 Named Executive Officer and 2013 Director Nominee)	526,034	*
Ronald A. LaBorde(9) (2012 Named Executive Officer and 2013 Director Nominee)	147,215	*
Jeffrey D. Jeter(10) (2012 Named Executive Officer)	29,539	*
Michael O. Fleming(11) (2012 Named Executive Officer)	19,431	*
David R. Bucey(12) (2012 Named Executive Officer)	20,898	*
All Executive Officers and Directors as a Group (10 Persons)(13)	1,045,076	3.22%

(*)	Less than one percent
(1)

This disclosure is based on a Schedule 13G filed with the SEC on February 14, 2013, by FMR LLC reporting beneficial ownership as of December 31, 2012. This filing amends the most recent Schedule 13G filing made by FMR LLC with respect to the Company’s securities. The holder reported that, FMR LLC, a parent holding company, has sole voting power over 1,462,564 shares and sole dispositive power over all of the shares. The address for FMR LLC is 82 Devonshire Street, Boston, Massachusetts 02109. The holder also reported that: (1) Fidelity Management & Research Company (“Fidelity”), a wholly-owned subsidiary of FMR LLC and an investment adviser under the Investment Advisers Act of 1940, is the beneficial owner of 2,917,000 shares as a result of acting as investment adviser to various investment companies registered under the Investment Company Act of 1940 (the “Funds”); (2) Fidelity Low-Priced Stock Fund, an investment company under the Investment Company Act of 1940, is the owner of 2,917,000 shares; (3) Edward C. Johnson 3d and FMR LLC, through its control of Fidelity and the Funds, each has sole power to dispose of the 2,917,000 shares owned by the Funds; (4) members of the family of Edward C. Johnson 3d, the Chairman of FMR LLC, are the predominant owners, directly or through trusts, of Series B voting common shares of FMR LLC, representing 49% of the voting power of FMR LLC. Through their ownership of voting common shares and the execution of a shareholders’ voting agreement, members of the Johnson family may be deemed to form a controlling group with respect to FMR LLC. Neither FMR LLC nor Edward C. Johnson 3d has the sole power to vote or direct the voting of the shares owned by the Funds. Fidelity carries out the voting of the shares under written guidelines established by the Funds’ Boards of Trustees; (5) Pyramis Global Advisors, LLC (“PGALLC”), an indirect wholly-owned subsidiary of FMR LLC and an investment adviser under the Investment Advisers Act of 1940, is the beneficial owner of 1,462,564 shares as a result of its serving as an investment adviser to institutional accounts, non-U.S. mutual funds, or investment companies registered under the Investment Company Act of 1940 owning such shares; and (6) Edward C. Johnson 3d and FMR LLC, through its control of PGALLC, each have sole dispositive power and sole power to vote or to direct the voting of 1,462,564 shares owned by the institutional accounts or funds advised by PGALLC, as reported above. The address for PGALLC is 900 Salem Street, Smithfield, Rhode Island 02917.

(2)

This disclosure is based on a Schedule 13G filed with the SEC by BlackRock, Inc. on February 1, 2013, reporting beneficial ownership as of December 31, 2012. This filing amends the most recent Schedule 13G filing made by BlackRock, Inc. with respect to the Company’s securities. BlackRock, Inc. reported it has sole voting power and sole dispositive power over all of the shares. The address for Black Rock, Inc. is 40 East 52nd Street, New York, New York 10022.

(3)

This disclosure is based on a Schedule 13G filed with the SEC by EARNEST Partners, LLC on February 13, 2013, reporting beneficial ownership as of December 31, 2012. This filing amends the most recent Schedule 13G filing made by EARNEST Partners, LLC with respect to the Company’s securities. EARNEST Partners, LLC, an investment adviser registered under the Investment Company Act of 1940, reported that it has sole voting power over 689,057 of the shares, shared voting power over 239,293 of the shares and sole dispositive power over all of the shares. The holder also reports that no client interest relates to more than five percent of our outstanding securities. The principal business address for EARNEST Partners, LLC is 1180 Peachtree Street, NE, Suite 2300, Atlanta, Georgia 30309.

(4)

This disclosure is based on a Schedule 13G filed with the SEC by Wells Fargo & Company on February 13, 2013, reporting beneficial ownership as of December 31, 2012. This filing amends the most recent Schedule 13G filing made by Wells Fargo & Company with respect to the Company’s securities. Wells Fargo & Company reported that it has sole voting power over 2 shares, shared voting power over 1,857,525 shares, sole dispositive power over 2 shares and shared dispositive power over 3,166,723 shares. Wells Fargo & Company reported that the Schedule 13G was filed on its own behalf and on behalf of the following subsidiaries: Wells Capital Management Incorporated; Wells Fargo Advisors Financial Network, LLC; Wells Fargo Advisors, LLC; Wells Fargo Funds Management, LLC and Wells Fargo Bank, National Association. Wells Fargo & Company reported that the aggregate beneficial ownership reported above is on a consolidated basis and includes any beneficial ownership separately reported as a subsidiary. In the same Schedule 13G, Wells Capital Management Incorporated reported beneficial ownership of 1,623,855 shares, of which it had shared voting power over 318,455 shares and shared dispositive power over all such shares.

(5)

This disclosure is based on a Schedule 13G filed with the SEC by the Vanguard Group, Inc. on February 11, 2013, reporting beneficial ownership as of December 31, 2012. This filing amends the most recent Schedule 13G filing made by the Vanguard Group, Inc. with respect to the Company’s securities. The Vanguard Group, Inc., an investment adviser registered under the Investment Company Act of 1940, reported that it has sole voting power over 43,129 of the shares, sole dispositive power over 1,720,557 of the shares, and shared dispositive power over 42,229 of the shares. The principal business address for The Vanguard Group, Inc. is 100 Vanguard Blvd., Malvern, Pennsylvania 19355.

(6)

This disclosure is based on a Schedule 13G filed with the SEC by Dimensional Fund Advisors LP on February 11, 2013, reporting beneficial ownership as of December 31, 2012. Dimensional Fund Advisors LP, an investment adviser registered under the Investment Company Act of 1940, reported that it has sole voting power over 1,602,620 of the shares and sole dispositive power over all of the shares. The principal business address for Dimensional Fund Advisors LP is Palisades West, Building One, 6300 Bee Cave Road, Austin, Texas 78746.

(7)

Included in the “Shares Beneficially Owned” column for (i) Ms. Hall are 3,442 shares of nonvested stock, 100% of which will vest on July 1, 2013, provided that she remains a non-employee member of the Board through such date, and (ii) each of our other non-employee directors are 9,898 shares of nonvested stock, 100% of which will vest on July 1, 2013, provided the director remains a non-employee member of the Board through such date.

(8)

Includes (i) 9,008 shares of restricted stock over which Mr. Borne has voting but not investment power (100% of which will vest on April 1, 2014, assuming Mr. Borne remains continuously employed by the Company through such date), (ii) 43,768 shares of restricted stock over which Mr. Borne has voting but not investment power (which shares will vest in equal, one-half installments on April 1, 2014 and April 1, 2015, assuming Mr. Borne remains continuously employed by the Company through each such date) and (iii) 85,539 shares of restricted stock over which Mr. Borne has voting but not investment power (which shares will vest in equal, one-third installments on April 1, 2014, April 1, 2015 and April 1, 2016, assuming Mr. Borne remains continuously employed by the Company through each such date).

(9)

Includes (i) 27,133 shares of restricted stock over which Mr. LaBorde has voting but not investment power (which shares will vest in equal, one-third installments on November 1, 2013, November 1, 2014 and November 1, 2015, assuming Mr. LaBorde remains continuously employed by the Company through each such date), (ii) 16,632 shares of restricted stock over which Mr. LaBorde has voting but not investment power (which shares will vest in equal, one-half installments on April 1, 2014 and April 1, 2015, assuming Mr. LaBorde remains continuously employed by the Company through each such date) and (iii) 32,505 shares of restricted stock over which Mr. LaBorde has voting but not investment power (which shares will vest in equal, one-third installments on April 1, 2014, April 1, 2015 and April 1, 2016, assuming Mr. LaBorde remains continuously employed by the Company through each such date).

(10)

Includes (i) 601 shares of restricted stock over which Mr. Jeter has voting but not investment power (100% of which will vest on April 1, 2014, assuming Mr. Jeter remains continuously employed by the Company through date), (ii) 2,918 shares of restricted stock over which Mr. Jeter has voting but not investment power (which shares will vest in equal, one-half installments on April 1, 2014 and April 1, 2015, assuming Mr. Jeter remains continuously employed by the Company through each such date) and (iii) 5,703 shares of restricted stock over which Mr. Jeter has voting but not investment power (which shares will vest in equal, one-third installments on April 1, 2014, April 1, 2015 and April 1, 2016, assuming Mr. Jeter remains continuously employed by the Company through each such date).

(11)

Includes (i) 685 shares of restricted stock over which Dr. Fleming has voting but not investment power (100% of which will vest on April 1, 2014, assuming Dr. Fleming remains continuously employed by the Company through such date), (ii) 3,326 shares of restricted stock over which Dr. Fleming has voting but not investment power (which shares will vest in equal, one-half installments on April 1, 2014 and April 1, 2015, assuming Dr. Fleming remains continuously employed by the Company through each such date) and (iii) 6,501 shares of restricted stock over which Dr. Fleming has voting but not investment power (which shares will vest in equal, one-third installments on April 1, 2014, April 1, 2015 and April 1, 2016, assuming Dr. Fleming remains continuously employed by the Company through each such date).

(12)

Includes (i) 1,700 nonvested shares over which Mr. Bucey has voting but not investment power (100% of which will vest on June 15, 2013, assuming Mr. Bucey remains continuously employed by the Company through date), (ii) 601 shares of restricted stock over which Mr. Bucey has voting but not investment power (100% of which shall vest on April 1, 2014, assuming Mr. Bucey remains continuously employed by the Company through such date), (iii) 3,034 shares of restricted stock over which Mr. Bucey has voting but not investment power (which shares will vest in equal, one-half installments on April 1, 2014 and April 1, 2015, assuming Mr. Bucey remains continuously employed by the Company through each such date) and (iv) 5,931 shares of restricted stock over which Mr. Bucey has voting but not investment power (which shares will vest in equal, one third installments on April 1, 2014, April 1, 2015 and April 1, 2016, assuming Mr. Bucey remains continuously employed by the Company through each such date).

(13)

Includes shares that the named persons have, or will have within 60 days, the right to acquire pursuant to stock options, as follows: Ms. Hall, zero shares; Mr. Netterville, 13,334 shares; Mr. Pitts, 6,667 shares; Mr. Ricchiuti, 26,668 shares; Mr. Washburn, 13,334 shares; Mr. Borne, 62,101 shares; Mr. LaBorde, 26,668 shares; Dr. Fleming, zero shares; Mr. Jeter, 1,000 shares; and Mr. Bucey, zero shares.

PROPOSAL 4—ADVISORY (NON-BINDING) VOTE ON THE COMPENSATION PAID TO THE COMPANY’S NAMED EXECUTIVE OFFICERS (“SAY-ON-PAY” VOTE)

General Information

The Dodd-Frank Wall Street Reform and Consumer Protection Act of 2010 enables our stockholders to vote to approve, on an advisory (non-binding) basis, the compensation paid to our “Named Executive Officers” as disclosed in this Proxy Statement in accordance with the Securities and Exchange Commission’s rules.

Summary

We are asking our stockholders to provide advisory approval of the compensation paid to our “Named Executive Officers,” as described in the “Compensation Discussion and Analysis” (“CD&A”) section of this Proxy Statement (beginning on page 32) and the compensation tables and narrative disclosures following the CD&A.

This advisory vote is not intended to address any specific item of compensation, but rather the overall compensation of our Named Executive Officers and our compensation philosophy, policies and practices, as described in this Proxy Statement.

Pay-For-Performance—2012

Each year, a portion of our Named Executive Officers’ compensation is dependent upon achieving certain performance measures established by the Compensation Committee. The Compensation Committee selects performance measures that it believes are the best measures of our success and are aligned with drivers of long-term stockholder value.

Payouts under our 2012 annual (cash bonus) incentive plan depended on the Company achieving a minimum 2012 earnings per share target set by the Compensation Committee in the first quarter of 2012. In addition, a portion of the performance-based vesting conditions under our 2012 long-term (equity-based) incentive plan were tied to the Company achieving a threshold fiscal year 2012 adjusted “earnings before interest, taxes, depreciation and amortization” (adjusted EBITDA) target set by the Compensation Committee in the first quarter of 2012. The remaining portion of the performance-based vesting conditions under our 2012 long-term (equity-based) incentive plan are tied to the Company achieving a threshold fiscal year 2013 adjusted EBITDA target set by the Compensation Committee in the first quarter of 2013.

As discussed further in the CD&A, and in alignment with our pay-for-performance philosophy:

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We did not achieve the minimum performance required under our annual (cash bonus) incentive plan and, therefore, did not pay any cash bonuses to our Named Executive Officers for the 2012 incentive plan performance period; and

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We did not achieve the threshold 2012 adjusted EBITDA performance target under our 2012 long-term (equity-based) incentive plan and, therefore, our Named Executive Officers forfeited unvested restricted stock units (representing twenty-five percent of the “target” grant date value of the 2012 long-term incentive plan award) payable in shares of restricted stock upon vesting.

The Compensation Committee will continue to focus on pay-for-performance when making executive compensation determinations in 2013 and beyond.

Consideration of the 2012 Advisory Vote on Executive Compensation and 2012 Annual Meeting Voting Results, Generally

As discussed further in the CD&A, at our 2012 Annual Meeting of stockholders, 98% of the shares entitled to vote on the matter voted to approve, in an advisory vote, the compensation paid to our Named Executive

Officers, as described in our 2012 Proxy Statement (the “2012 Say-on-Pay Proposal”). While the advisory vote did receive the support of most of our stockholders, we noticed that the voting results for two proposals on the ballot for our 2012 Annual Meeting relating to executive compensation did not match the results for our 2012 Say-on-Pay proposal: (i) the re-election of certain of our Board members who also sit on our Compensation Committee (an average of 86.7% of the shares entitled to vote on the matter voted “for” their reelection) and (ii) a proposal to amend our 2008 Omnibus Incentive Compensation Plan to increase the number of shares authorized for issuance under the plan (83.8% of the shares entitled to vote on the matter voted in favor of the proposal).

Based on feedback from certain of our largest stockholders, we believe that this resulted from the continued presence of two provisions in our 2008 Omnibus Incentive Compensation Plan, as amended, that are no longer recognized as “best practices” in executive compensation: the ability to issue “reload” stock options and the ability to “recycle” shares of common stock used for (i) the full or partial payment to the Company of the purchase price of a stock option or (ii) to pay withholding taxes due by making them available for re-issuance under the plan. After considering this feedback, the advice of Company legal and financial advisors and the advice of the Committee’s compensation consultant regarding current “best practices” in executive compensation, on October 25, 2012, our Board, upon the recommendation and approval of the Compensation Committee, voted to amend our 2008 Omnibus Incentive Compensation Plan to eliminate these two provisions in furtherance of the Company’s goal to include recognized “best practices” in its executive compensation program. The Compensation Committee values the feedback of our stockholders and takes into account the outcome of Say-on-Pay votes when considering future executive compensation arrangements and potential changes to our executive compensation program.

Highlights of our Executive Compensation Program

We believe that our executive compensation program:

•	Aligns executive compensation to business objectives and overall Company performance;

•	Attracts, retains, and motivates highly-qualified executives by offering market-competitive total compensation packages;

•	Balances the focus on short- vs. longer-term performance objectives through an appropriate mix of short-term cash incentive awards and equity incentive awards that vest over a number of years;

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Has features designed to further align executive compensation with stockholder interests and mitigate risks, including: (i) cash bonus and equity award “claw-back” and forfeiture provisions for violating certain employment agreement covenants, (ii) a prohibition on “short sales” of and “hedging” Company securities (applicable to all employees), (iii) a prohibition against pledging Company securities as collateral for loans or keeping any Company securities in a margin account, (iv) no minimum guaranteed cash bonus payments, equity grants or base salary increases and (v) limited perquisites; and

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Has certain features that are widely considered “best practices,” including employment agreement change-in-control provisions that only provide cash severance upon a change-in-control termination (i.e., a “double trigger”) and do not provide for the payment of any excise tax gross-up amounts.

Consistent with these goals, and as further discussed in the CD&A, we believe the Compensation Committee of our Board of Directors has designed an executive compensation program that: (i) rewards pay for performance, (ii) is competitive and reasonable as compared to compensation programs adopted by the Company’s peer group and based on a review of broader public company and industry survey data and (iii) is cost-effective with limited perquisites and other personal benefits.

Board of Directors Recommendation

THE BOARD OF DIRECTORS RECOMMENDS THAT STOCKHOLDERS VOTE “FOR” THE SAY-ON-PAY PROPOSAL, AS STATED BY THE FOLLOWING RESOLUTION:

“RESOLVED, that the Company’s stockholders approve, on an advisory basis, the compensation of the Named Executive Officers, as disclosed in the Company’s Proxy Statement for the 2013 Annual Meeting of Stockholders pursuant to the compensation disclosure rules of the Securities and Exchange Commission, including the Compensation Discussion and Analysis, the 2012 Summary Compensation Table, and the other related tables and disclosures.”

The say-on-pay vote is advisory, and therefore not binding on the Company, our Board of Directors or our Compensation Committee. Our Board of Directors and the Compensation Committee value the opinions of our stockholders and will take into account the outcome of this vote in considering future compensation arrangements.

Vote Required

Approval of this proposal requires the affirmative vote of a majority of the shares represented at the Meeting and entitled to vote.

COMPENSATION DISCUSSION AND ANALYSIS

This Compensation Discussion and Analysis (“CD&A”) outlines our executive compensation philosophy, objectives and processes. It explains the decision making process used by the Compensation Committee of our Board of Directors (the “Committee”), the reasoning behind our executive compensation program, and, more specifically, the actions the Committee took related to the compensation of the Company executive officers listed below (we refer to these persons as our “Named Executive Officers”) for 2012:

William F. Borne—Chief Executive Officer

Ronald A. LaBorde—President and Chief Financial Officer

Michael O. Fleming, M.D.—Chief Medical Officer

Jeffrey D. Jeter—Chief Compliance Officer

David R. Bucey—General Counsel and Secretary

Executive compensation disclosure rules require us to report the compensation of our principal executive officer (Mr. Borne), our principal financial officer (Mr. LaBorde) and our next three highest-paid executive officers as of the end of our last fiscal year (Dr. Fleming and Messrs. Jeter and Bucey).

Executive Summary

Overview of our Executive Compensation Program

Our executive compensation program currently consists of:

•	Base salary;

•	Annual performance-based incentives (cash bonuses);

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Long-term incentive equity awards in the form of restricted stock units and/or restricted stock grants (portions of which are subject to performance-based vesting conditions, and all of which are subject to service-based vesting conditions); and

•	Retirement, health and welfare benefits.

Generally during the first fiscal quarter of each year, the Compensation Committee (i) determines whether there are going to be any base salary adjustments for or grants of long-term incentive equity awards to our executive officers effective as of April 1 of the current fiscal year, (ii) establishes the performance measures under our current year cash bonus and long-term (equity-based) incentive compensation plans and (iii) determines whether the performance conditions for recently-completed performance periods have been satisfied.

The Compensation Committee believes our Company’s compensation strategy should align the interests of our executives and our stockholders. As a result, we continue to rely on long-term equity awards to retain an outstanding executive team and to ensure a strong connection between executive compensation and financial performance. We also link the award of performance-based cash incentives and equity awards to the achievement of annual financial and/or operational goals, as described under the heading “2012 Pay for Performance Highlights and Key 2012 Compensation Developments,” below.

2012 Pay for Performance Highlights and Key 2012 Compensation Developments

2012 Pay for Performance Highlights

As highlighted below and described in greater detail under the headings “Annual Performance-Based Incentive Compensation (Cash Bonuses)” and “Long-Term Incentives,” the Committee selected the following performance measures to assess the performance of our Named Executive Officers in 2012:

•	For annual incentive awards (paid in the form of cash bonuses): metrics tied to fiscal year 2012 earnings per share (“EPS”).

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For long-term incentive awards (paid in the form of restricted stock subject to service-based vesting conditions and restricted stock units with both performance- and service-based vesting conditions): metrics tied to the Company’s earnings before interest, taxes, depreciation and amortization (“EBITDA”) for both the 2012 and 2013 fiscal years (further described under the heading “2012 Equity-Based Incentive Compensation,” below).

We believe our executive compensation program creates a close alignment between our performance and executive pay because a significant portion of each Named Executive Officer’s compensation is comprised of variable incentives. As explained further below, the fact that we did not achieve our performance goals for 2012 was directly reflected in our executive compensation program, as follows:

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We did not achieve the minimum fiscal year 2012 EPS performance metric under our annual (cash bonus) incentive plan and, therefore, did not pay any cash bonuses to our Named Executive Officers for the fiscal year 2012 performance period.

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We did not achieve the threshold 2012 EBITDA performance target under our 2012 long-term (equity-based) incentive plan and, therefore, in March 2013, our Named Executive Officers forfeited unvested restricted stock units payable in shares of restricted stock upon vesting. These restricted stock represented twenty-five percent of the “target” grant date value of the 2012 long-term incentive plan award.

The Committee will continue to focus on pay-for-performance when making executive compensation determinations in 2013 and beyond.

Key 2012 Compensation Developments

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With the exception of our General Counsel, none of our Named Executive Officers received a salary increase. Mr. Borne’s salary remained fixed at the level first established effective April 1, 2008; Dr. Fleming’s salary remained fixed at the level first established January 1, 2011; and Mr. Jeter’s base salary remained fixed at the level first established April 4, 2010. Mr. LaBorde’s 2012 base salary remained at the level initially established when he joined the Company as an employee in November 2011.

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Effective as of April 1, 2012, in recognition of their contributions to our Company during fiscal year 2011 and in encouragement of their continued service, we paid Messrs. Borne, Jeter and Bucey and Dr. Fleming cash retention bonuses with a “clawback” feature whereby they would be obligated to repay all or a specified portion of the retention bonus if they were terminated for “Cause” or resigned from the Company without “Good Reason” prior to specified dates (additional information on this topic appears under the heading “2012 Retention Bonuses,” below).

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Our stockholders approved a proposal to increase the number of shares authorized for issuance under our 2008 Omnibus Incentive Compensation Plan, which governs the issuance of long-term (equity-based) incentive awards to our Named Executive Officers.

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Effective December 19, 2012, the Committee and the Board of Directors (upon the recommendation of the Committee), approved amendments to the employment agreements for each of our Named Executive Officers extending the terms of the respective agreements from December 31, 2013 to December 31, 2014 and modifying certain healthcare-related post-termination payment provisions in light of guidance issued by the Internal Revenue Service (additional information on this topic appears under the heading “Named Executive Officer Employment Agreement Determinations—2012,” below).

Consideration of the 2012 Advisory Vote on Executive Compensation and 2012 Annual Meeting Voting Results, Generally

At our 2012 Annual Meeting of stockholders, 98% of the shares entitled to vote on the matter voted to approve, in an advisory vote, the compensation paid to our Named Executive Officers, as described in our 2012 Proxy Statement (the “2012 Say-on-Pay Proposal”). We believe these results demonstrate strong stockholder support for our overall executive compensation objectives.

While the advisory vote did receive the support of most of our stockholders, we noticed that the voting results for two proposals on the ballot for our 2012 Annual Meeting relating to executive compensation did not match the results for our 2012 Say-on-Pay proposal: (i) the re-election of certain of our Board members who also sit on the Compensation Committee (an average of 86.7% of the shares entitled to vote on the matter voted “for” their reelection) and (ii) a proposal to amend our 2008 Omnibus Incentive Compensation Plan to increase the number of shares authorized for issuance under the plan (83.8% of the shares entitled to vote on the matter voted in favor of the proposal). Based on feedback from certain of our largest stockholders, we believe that this this resulted from the continued presence of two provisions in our 2008 Omnibus Incentive Compensation Plan, as amended, that are no longer recognized as “best practices” in executive compensation: the ability to issue “reload” stock options and the ability to “recycle” shares of common stock used (i) for the full or partial payment to the Company of the purchase price of a stock option or (ii) to pay withholding taxes due by making them available for re-issuance under the plan.

After considering this feedback, the advice of Company legal and financial advisors and the advice of the Committee’s compensation consultant regarding current “best practices” in executive compensation, on October 25, 2012, our Board, upon the recommendation and approval of the Committee, voted to amend our 2008 Omnibus Incentive Compensation Plan to eliminate the two provisions described above in furtherance of the Company’s goal to include recognized “best practices” in its executive compensation program.

The Compensation Committee values the feedback of our stockholders and takes into account the outcome of Say-on-Pay votes when considering future executive compensation arrangements and potential changes to our executive compensation program.

Governance Standards Applicable to our Executive Compensation Program

Our Board and the Committee maintain governance standards applicable to our executive compensation program, including the following key practices:

•	A Compensation Committee comprised solely of independent directors;

•	An independent compensation consultant that reports to and is directed by the Committee, and that provides no other services to the Company;

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An Insider Trading Policy that prohibits our executive officers (and independent Board members) from pledging Company securities as collateral for loans or keeping any Company securities in a margin account and that bars ownership of financial instruments or participation in investment strategies that hedge the economic risk of owning Company stock;

•	Change in control payments that are contingent upon a qualifying transaction and a qualifying termination of employment (commonly referred to as a “double trigger”); and

•	No tax gross-ups of any kind including for any excise taxes in conjunction with payments that are contingent upon a change in control.

Compensation Philosophy and Objectives

Our compensation philosophy, which extends to all employees including our Named Executive Officers, is designed to align employee and stockholder interests. Our objective is to pay fairly based upon the employee’s position, experience and performance. Employees may be rewarded through additional compensation, for example, in the form of a cash bonus or an equity grant, when we meet or exceed targeted business objectives. Certain employees are also eligible to receive incentive compensation based on both individual and/or Company performance.

The objectives of our compensation philosophy are described below:

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Stockholder-aligned. Management-level employees generally have some portion of their incentive compensation aligned with our Company’s overall financial performance through cash bonus programs or equity grants, the value of which is directly tied to change in share value.

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Performance-based. Management-level employees generally have some portion of their incentive compensation linked to a combination of Company, operating unit, and/or individual performance. The application of performance measures as well as the form of the award may vary depending on the employee’s position and responsibilities.

•	Market-driven. We structure our compensation programs to be competitive in the total compensation that they offer.

•	Focused on the individual. We design our incentive compensation programs to attract, motivate and retain key management, including our Named Executive Officers.

Compensation Administration

Role of the Compensation Committee

Pursuant to the terms of its charter, the Committee is responsible for the review and approval of all aspects of our executive compensation program and makes all decisions regarding the compensation of our executive officers. Per its charter, the Committee’s primary responsibilities with respect to executive compensation are as follows:

•	Review and approval of corporate long-term and short-term incentive goals and objectives relevant to executive compensation;

•	Evaluation of the performance of our Chief Executive Officer and review of our Chief Executive Officer’s evaluation of the performance of our other executive officers;

•	Evaluation of the competitiveness of the total compensation package for our executive officers;

•	Evaluation and approval of executive officer employment, severance and change-in-control agreements, including any amendments thereto, and any title change for any executive officer; and

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Approval of any changes to the total compensation package for our executive officers, including but not limited to changes to benefits, base salary, annual cash incentive and long-term equity incentive award opportunities and retention programs.

Additional information regarding the Committee’s responsibilities is set forth in its charter, a copy of which appears on the “Investors” subpage of our website (www.amedisys.com) under the link “Corporate Governance.”

Role of the Chief Executive Officer

Our Chief Executive Officer, William F. Borne, makes recommendations to the Committee regarding the compensation of our other executive officers. The Committee often requests Mr. Borne to be present at Committee meetings when executive compensation is discussed and relies on Mr. Borne’s performance evaluations of our executive officers when deliberating their performance-based compensation. Within the framework of the compensation programs approved by the Committee, Mr. Borne is encouraged to recommend base salary adjustments and make suggestions regarding incentive plan performance measures and equity compensation grants for these executives. Mr. Borne’s recommendations are based upon his assessment of each executive officer’s individual performance, the performance of their respective business units or functions, retention considerations and market factors. The Committee reviews these recommendations before making its decision. Mr. Borne does not play any role in the Committee’s deliberation of matters impacting his own compensation, and only Committee members are permitted to vote on matters related to executive officer compensation.

Role of the Independent Compensation Consultant

The Compensation Committee’s charter grants the Committee the authority to retain experts in the field of executive compensation to assist the Committee in fulfilling its duties. In 2012, the Compensation Committee engaged Pearl Meyer & Partners (the “Consultant”) as its compensation consultant. In 2012, the Consultant provided the following consulting services to the Committee:

•	Executive compensation review and related advice for the current fiscal year.

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The Committee does not ask the Consultant to perform a full compensation benchmarking every year. In regards to compensation decisions made by the Committee prior to April 1, 2012, the Consultant did provide information regarding the competitiveness and reasonableness of the 2012 Named Executive Officer short-term (cash bonus) and long-term (equity-based) incentive opportunities at “target” and (ii) the base salary increase effective January 1, 2012 for Mr. Bucey, our General Counsel and Secretary. This information was based on the review of published public company and industry survey data.

•	The Consultant also assisted the Committee in determining the performance metrics under our 2012 annual (cash bonus) and long-term (equity-based) incentive compensation plans.

•	Compensation review and related advice for the current fiscal year for selected members of our non-executive officer senior management.

•	Non-employee director compensation review and related advice.

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Assistance with the preparation of the compensation-related portions of our 2012 Proxy Statement, including a review of our 2008 Omnibus Incentive Compensation Plan in connection with a proposal presented at our 2012 Annual Meeting of Stockholders to increase the number of shares authorized for issuance under the plan.

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Updates regarding the implementation status of the sections of The Dodd-Frank Wall Street Reform and Consumer Protection Act of 2010 affecting public company executive compensation and corporate governance.

In addition, in the fourth quarter of 2012, the Consultant was engaged by the Committee to benchmark executive pay levels for eight executive officer and senior management positions, including our Named Executive Officers, based on published surveys and available peer group data. Additional information regarding this topic appears under the heading “Review of Peer Group and Survey Data,” below.

Compensation Consultant Independence

Because the Consultant does not provide any non-compensation related services to our Company, we believe that the Consultant is independent of management and provides the Compensation Committee with objective advice. As part of its engagement, the Consultant participated in meetings with both the Compensation Committee and senior management to learn more about our business strategy and executive compensation objectives. The Committee retains the Consultant directly, although in carrying out assignments, the Consultant also interacts in certain capacities with our management-level employees. All such assignments are approved by the Chairman of the Committee, David R. Pitts. For additional information, please refer to the discussion on page 18 under the heading “Compensation Consultant Independence and Conflicts of Interest Assessment.”

Review of Peer Group, Industry and Survey Data

2012 Incentive Plan Design and Selected Compensation Determinations

The Committee reviews each executive officer’s compensation on an annual basis, generally in the first quarter of each fiscal year, to ensure that it is consistent with our compensation philosophy. For fiscal year 2012 executive officer short- and long-term “target” incentive compensation determinations, the Consultant provided information to the Committee regarding the executive compensation practices of (i) similarly sized public companies across multiple industries and (ii) companies in the healthcare services and facilities sectors in order to both provide context for the Committee’s decisions and to help ensure that the various components of our 2012 executive officer compensation program were within a reasonably competitive range. The information was based on the Consultant’s review of published survey data. The Committee also reviewed information from published survey data when evaluating the competitiveness and reasonableness of the base salary increase effective January 1, 2012 for Mr. Bucey, our General Counsel and Secretary.

Compensation Benchmarking

In the fourth quarter of 2012, the Consultant was engaged by the Committee to benchmark pay levels for eight executive officer and senior management positions1 (including all of our Named Executive Officers) based on (i) compensation data from an identified group of publicly-traded peer companies in the healthcare services and facilities sectors and (ii) survey data regarding companies in the healthcare (non-insurance), healthcare services and healthcare facilities sectors with revenues of $1.5 billion.

In connection with this review, based on the advice of the Consultant, the Committee determined that meaningful peer group compensation benchmarking data only existed for the following Named Executive Officer titles: “Chairman and Chief Executive Officer,” “President and Chief Financial Officer” and “General Counsel and Secretary,” given the specific roles and duties of our Named Executive Officers within our organization.

The peer group chosen for purposes of this review was comprised of the following companies: Team Health Holdings, Inc., Brookdale Senior Living, Inc., HealthSouth Corporation, Sun Healthcare Group, Inc., Lincare Holdings Inc., MEDNAX, Inc., Chemed Corporation, Gentiva Health Services, Inc., Emeritus Corporation, National HealthCare Corporation, AmSurg Corp., Five Star Quality Care, Inc., Sunrise Senior Living, Inc., BioScrip, Inc., The Providence Service Corporation, Hanger, Inc., Skilled Healthcare Group, Inc., Ensign Group, Inc. and Air Methods Corporation. The primary factors considered when determining the members of the peer group were industry (healthcare services or healthcare facilities within the healthcare sector), revenue size ($740 million to $3.6 billion, with median of $1.3 billion) and market value ($133 million to $3.6 billion, with median of $867 million). The Committee also reviewed compensation information for two additional home health care services companies, LHC Group, Inc. and Almost Family, Inc., and one additional healthcare services company, Kindred Healthcare, Inc., for informational purposes only.

In connection with this review process, the following compensation components were benchmarked against peer group data (if available) and survey data: base salary, annual incentives (cash bonuses), total cash compensation, long-term (equity-based) incentives and total direct compensation.

Evaluating the Overall Competitiveness and Reasonableness of our 2012 Incentive Compensation Program

Based on the available peer group and survey data, the Compensation Committee determined that the components of our 2012 Named Executive Officer compensation program were reasonable. Given the Company’s current business environment, the Compensation Committee determined that it would not recommend salary raises or changes to the “target” bonus opportunity (expressed as a percentage of base salary) for any of our Named Executive Officers in 2013.

While the Committee considers peer group and survey data to be helpful in understanding how our compensation levels compare to other companies, peer group, industry and survey data are only one factor that the Committee

[1]

The eight executive officer and senior management positions were: Chairman and Chief Executive Officer, President and Chief Financial Officer, Chief Medical Officer, Chief Compliance Officer, General Counsel and Secretary, Executive Vice President of Administration and Chief Information Officer, Executive Vice President of Home Health and Hospice and Senior Vice President and Chief Strategy Officer.

considers in making its decisions regarding executive compensation. For example, the Committee also considers the alignment of our then-current compensation practices with our compensation philosophy, program structure, retention goals and other factors (such as the integration of large acquisitions) before making compensation decisions.

Components of Compensation

We compensate our executive officers, including our Named Executive Officers, through the following components:

•	Base salary;

•	Annual performance-based incentive compensation (cash bonus awards);

•	Long-term incentives (equity-based awards); and

•	Retirement, health and welfare benefits and, if deemed appropriate, perquisites.

In determining how each executive officer’s total compensation package is allocated among these components, the Committee emphasizes the components that reward the accomplishment of business objectives and create stockholder value. Concurrently, the Committee believes it is appropriate to provide our executive officers with a reasonable level of guaranteed compensation through base salary and benefits, together with significant opportunity for additional compensation through annual and long-term incentives. Generally, if targeted performance levels are not achieved, our executive officers’ total compensation is likely to be at or below the median of comparable positions at our peer group companies. Alternatively, if the targeted performance levels are exceeded, our executive officers’ total compensation is likely to be above the median of comparable positions at our peer group companies.

Mix of Pay

Our executive officers have a higher percentage of variable compensation relative to our other employees. The Committee believes this is appropriate because of the direct influence that these officers have on our financial performance. Generally, the majority of the total targeted annual compensation for our executive officers, including our Named Executive Officers, is “at risk,” i.e., variable based on Company performance, to assure alignment with stockholder interests.

Base Salaries

We target our executive officers’ base salaries to be competitive when compared to the salary levels of persons holding similar positions at peer group companies. The Committee also considers each executive officer’s respective responsibilities, experience, expertise and individual performance when setting base salaries.

2012 Base Salary Determinations

For fiscal year 2012, our Named Executive Officers’ respective base salaries were as follows: Mr. Borne—$750,000, Mr. LaBorde—$475,000, Dr. Fleming—$285,000, Mr. Jeter—$250,000 and Mr. Bucey—$260,000.

As noted above, base salary determinations are generally made during the first quarter of each fiscal year. For fiscal year 2012:

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The Committee chose not to adjust Mr. Borne’s, Dr. Fleming’s, and Mr. Jeter’s respective base salaries based on their position relative to market (near the market median) and the challenging market conditions expected for 2012, including projected decreases in Medicare reimbursement rates and the anticipated cost of complying with regulatory changes affecting our industry. Mr. Borne’s salary remained fixed at the level first established effective April 1, 2008, Dr. Fleming’s salary remained fixed at the level first established January 1, 2011 and Mr. Jeter’s base salary remained fixed at the level first established April 4, 2010.

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No base salary adjustments were considered for Mr. LaBorde because he joined the Company on November 1, 2011. His 2011 base salary was set based on negotiations with Company executive management during the hiring process and was reviewed by the Consultant for purposes of determining reasonableness and competitiveness before approval by the Committee.

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In late December 2011 (effective January 1, 2012), the Committee approved an upward base salary adjustment for Mr. Bucey in order to bring his annual base salary level in line with market and industry medians for officers holding the title of general counsel and/or in the role of top legal executive.

Annual Performance-Based Incentive Compensation (Cash Bonuses)

As part of our executive compensation program, the Committee establishes annual incentive compensation performance measures for our executive officers, which performance measures are premised on our Company’s achievement of pre-determined financial or operational goals. The Committee reserves the ability to reduce (but not increase) the amounts earned as a result of a subjective annual review of the individual performance of each executive officer.

2012 Incentive Compensation (Cash Bonus) Opportunities

The “target” bonus opportunity for each executive officer is expressed as a percentage of base salary. For our Named Executive Officers: Mr. Borne—100% of base salary; Mr. LaBorde—75% of base salary; and Dr. Fleming and Messrs. Jeter and Bucey—50% of their respective base salaries. With the exception of Mr. LaBorde, these percentages were the same percentages used in our 2011 equity-based incentive compensation program. Mr. LaBorde did not participate in our 2011 incentive compensation program because he joined our Company in November 2011. His employment agreement provides that his 2012 “target” bonus opportunity shall not be less than $356,250 (equal to 75% of his 2012 base salary).

For 2012, assuming the threshold performance conditions for the award opportunity were met, each of the executive officers listed above could earn between 50% and 150% of his target opportunity based on the achievement of a pre-defined corporate performance measure, and the Committee, in its discretion, reserved the ability to reduce (but not increase) the amounts earned as a result of a subjective review of the performance of each executive officer. Threshold, target and maximum incentive opportunities were set based on our Company’s historical practices and the Committee’s desire to provide a meaningful award for achieving outstanding performance. In the course of setting the threshold, target and maximum incentive opportunities, the Consultant assisted the Committee in valuing the potential awards at target level, so that when aggregated with 2012 base salary levels and 2012 long-term incentive (equity-based) compensation opportunities at the target level, total compensation would be near the median for similarly-sized public companies in the healthcare sector. For Messrs. LaBorde, Jeter and Bucey and Dr. Fleming, the Committee also considered the recommendations of Mr. Borne.

For 2012, the annual incentive compensation opportunity was based on the overall corporate performance measure of earnings per share (“EPS”), as follows:

	Threshold	Target	Maximum
2012 EPS Performance Levels	$1.06	$1.20	$1.40
Incentive Earned as % of Target	50%	100%	150%

In establishing the performance levels, the Committee took into consideration challenges facing the home health and hospice industries (including projected decreases in Medicare reimbursement rates and the anticipated cost of complying with regulatory changes affecting our industry), organic growth, potential acquisition opportunities and anticipated general business opportunities and challenges. At the time the target EPS level was set, the Committee considered the target level of performance reasonable and achievable, but not without management’s significant effort. The Committee felt it was appropriate to set EPS as the sole performance measure because it believes that EPS growth encourages our executive officers to focus on improving earnings and profitable growth. It also believes that this measure is aligned with our overall objective of creating long-term value for our stockholders.

Our 2012 financial results did not meet our expectations. Actual unadjusted 2012 EPS performance was below the 2012 threshold EPS level of $1.06. Therefore, in alignment with our pay-for-performance philosophy, none of our Named Executive Officers received a cash bonus for fiscal year 2012 under our 2012 annual (cash bonus) incentive plan.

Long-Term Incentives

Long-term incentives, in the form of equity-based compensation, are used to balance the short-term focus of our annual cash incentive compensation program with performance incentives over multi-year periods. The Committee believes that providing long-term incentive opportunities supports our compensation philosophy by aligning the interests of our Named Executive Officers, and other long-term incentive compensation plan participants, with those of our stockholders.

Currently, all equity-based compensation is granted in accordance with the terms of our 2008 Omnibus Incentive Compensation Plan, which is a comprehensive incentive compensation plan that provides for various equity-based awards and also provides for limited cash awards.

We believe that grants of equity-based compensation:

•	Motivate participants to focus on the creation of stockholder value in both the short- and long-term;

•	Reinforce the link between the creation of stockholder value and compensation;

•	Enable us to provide competitive levels of total compensation; and

•	Aid in the retention of Named Executive Officers and other long-term incentive plan participants.

2012 Equity-Based Incentive Compensation

On March 22, 2012, effective April 2, 2012, the Committee approved an award of restricted stock and restricted stock units (“RSUs”) to each of our Named Executive Officers, as follows:

•	Fifty percent of the award (the “Time-Vesting Only Shares”) is in the form of restricted stock subject solely to service-based vesting conditions.

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Twenty-five percent of the award (the “2012 EBITDA RSUs”) is in the form of RSUs subject to performance-based vesting conditions (performance metric linked to the Company’s 2012 EBITDA, subject to certain adjustments). Upon satisfaction of the performance-based vesting conditions, the 2012 EBITDA RSUs are payable in shares of restricted stock subject to additional service-based vesting conditions.

•

Twenty-five percent of the award (the “2013 EBITDA RSUs”) is in the form of RSUs subject to performance-based vesting conditions (performance metric linked to the Company’s 2013 EBITDA, subject to certain adjustments). Upon satisfaction of the performance-based vesting conditions, the 2013 EBITDA RSUs are payable in shares of restricted stock subject to additional service-based vesting conditions.

RSUs are a promise to deliver shares of our common stock at a later date provided that certain vesting requirements are met prior to the delivery date. EBITDA is the Company’s “earnings before interest, taxes, depreciation and amortization.” The Committee felt it was appropriate to choose EBITDA as the sole performance measure because it is the primary performance measure management and the Board uses to evaluate overall Company performance. It also believes that this measure is aligned with our overall objective of creating long-term value for our stockholders.

The Committee established the “target,” “threshold” and “maximum” performance metrics (described under the heading “25% 2012 EBITDA RSUs,” below) for the 2012 EBITDA RSUs contemporaneously with its approval of the 2012 long-term incentive plan for our Named Executive Officers. In accordance with plan design, the Committee established the “target,” “threshold” and “maximum” performance metrics (described under the heading “25% 2013 EBITDA RSUs,” below) for the 2013 EBITDA RSUs in the first quarter of 2013.

The grant date value of the Time-Vesting Only Shares, the grant date value of the 2012 EBITDA RSUs (assuming target performance) and the grant date value of the 2013 EBITDA RSUs (assuming target performance), as well as the “total” target grant date value of the April 2, 2012 equity award, are as shown in the table below. The “total” target grant date value for each Named Executive Officer is expressed as a percentage of base salary, as follows: Mr. Borne—250% of base salary; Mr. LaBorde—150% of base salary; and Dr. Fleming and Messrs. Jeter and Bucey—50% of base salary. With the exception of Mr. LaBorde, these percentages were the same percentages used in our 2011 equity-based incentive compensation program. Mr. LaBorde did not participate in our 2011 incentive compensation program because he joined our Company in November 2011. His employment agreement provides that the “total” target grant date value of his 2012 long-term incentive award shall not be less than $712,500.

	Grant Date Value (Time-Vesting Only Shares) ($)	Grant Date Value at Target (2012 EBITDA RSUs) ($)	Grant Date Value at Target (2013 EBITDA RSUs) ($)	Total Target Grant Date Value ($)
William F. Borne	$937,500	$468,750	$468,750	$1,875,000
Ronald A. LaBorde	$356,250	$178,125	$178,125	$712,500
Michael O. Fleming	$71,250	$35,625	$35,625	$142,500
Jeffrey D. Jeter	$62,500	$31,250	$31,250	$125,000
David R. Bucey	$65,000	$32,500	$32,500	$130,000

The “total” target grant date value was set based on the Committee’s desire to provide a meaningful reward for achieving target performance. In the course of setting the threshold, target and maximum incentive opportunities, the Consultant assisted the Committee in valuing the potential awards at target level, so that when aggregated with 2012 base salary levels and 2012 long-term incentive (equity-based) compensation opportunities at the target level, total compensation would be near the median for similarly-sized public companies in the healthcare sector. For Messrs. LaBorde, Jeter and Bucey and Dr. Fleming, the Committee also considered the recommendations of Mr. Borne.

The Committee believes that a fifty/fifty split between shares subject solely to time-based vesting requirements and RSUs subject to both performance conditions and service-based vesting requirements, respectively, strikes an appropriate balance between executive retention goals and pay-for-performance.

50% Time-Vesting Only Shares—The Time-Vesting Only Shares vest ratably in one-third installments on April 1, 2013, April 1, 2014 and April 1, 2015, provided that the recipient has been continuously employed by the Company as of each vesting date. The number of Time-Vesting Only Shares granted was calculated by dividing the grant date value of this portion of the award (as shown in the table above) by the closing price per share of the Company’s common stock on April 2, 2012 ($14.28) and resulted in a grant effective April 2, 2012 of 65,652 Time-Vesting Only Shares to Mr. Borne, 24,948 Time-Vesting Only Shares to Mr. LaBorde, 4,990 Time-Vesting Only Shares to Dr. Fleming, 4,377 Time-Vesting Only Shares to Mr. Jeter and 4,552 Time-Vesting Only Shares to Mr. Bucey.

25% 2012 EBITDA RSUs—The 2012 EBITDA RSUs are payable in shares of restricted common stock only upon satisfaction of the performance conditions described below. There are two conditions that must be met for vesting:

•

Step One: The Company’s “Actual 2012 EBITDA” (defined below), as certified by the Compensation Committee, must be at least $104 Million, and the award recipient must be continuously employed by the Company through the date of certification. If this performance goal is not met, no shares of restricted common stock will be issued to the award recipient in satisfaction of the 2012 EBITDA RSUs.

•

Step Two: If this performance goal is met, the award recipient is eligible to be issued shares of restricted common stock in a number equal to 50% to 150% of the “target” number of 2012 EBITDA RSUs, depending on how the Company’s Actual 2012 EBITDA compares with the “Threshold 2012 EBITDA,” the “Target 2012 EBITDA” and the “Maximum 2012 EBITDA” (collectively, the “2012 Performance Levels”), based on the 2012 Performance Level achieved. If actual 2012 EBITDA falls in-between $104 Million and $121 Million, the number of shares of restricted common stock issued shall be determined by interpolation (i.e., between 50% and 150%).

2012 Performance Levels	Number of Shares of Restricted Common Stock Issued
Less than Threshold 2012 EBITDA	0
Threshold 2012 EBITDA = $104 Million	= 50% of “Target” 2012 RSUs (Column A, below)
Target 2012 EBITDA = $112 Million	= 100% of “Target” 2012 RSUs (Column B, below)
Maximum 2012 EBITDA = $121 Million	= 150% of “Target” 2012 RSUs (Column C, below)

	50% of “Target” 2012 RSUs (A)	100% of “Target” 2012 RSUs (B)	150% of “Target” 2012 RSUs (C)
William F. Borne	16,413	32,826	49,239
Ronald A. LaBorde	6,237	12,474	18,711
Michael O. Fleming	1,248	2,495	3,743
Jeffrey D. Jeter	1,095	2,189	3,284
David R. Bucey	1,138	2,276	3,414

The “target” number of 2012 EBITDA RSUs is calculated by dividing the grant date value of this portion of the award at “target” by the closing price per share of the Company’s common stock on April 2, 2012 ($14.28).

“Actual 2012 EBITDA” is the Company’s actual EBITDA for its fiscal year ending December 31, 2012, as adjusted by excluding the effect of any of the following events occurring during the Company’s 2012 fiscal year:

(i)	asset write-downs,

(ii)	litigation or claim judgments or settlements;

(iii)	the effect of changes in tax law, accounting principles or other such laws or provisions affecting reported results;

(iv)	accruals for reorganization and restructuring programs; and

(v)	any extraordinary non-recurring items as described in ASC 225-20 “Extraordinary and Unusual Items” (formerly Accounting Principles Board Opinion No. 30) and/or in management’s discussion and analysis of financial condition and results of operations appearing in the Company’s 2012 Form 10-K.

Any shares of restricted common stock issued under “Step Two,” above are subject to additional service-based vesting conditions and vest ratably in one-third installments on April 1, 2013, April 1, 2014 and April 1, 2015, provided that the recipient has been continuously employed by the Company as of each vesting date.

In establishing the 2012 EBITDA performance levels, the Committee took into consideration challenges facing the home health and hospice industries (including projected decreases in Medicare reimbursement rates and the anticipated cost of complying with regulatory changes affecting our industry), organic growth, potential acquisition opportunities and anticipated general business opportunities and challenges. At the time the target 2012 EBITDA performance level was set, the Committee considered the target level of performance reasonable and achievable, but not without management’s significant effort.

Our “Actual 2012 EBITDA” was calculable as of March 12, 2013, the date that we filed our Annual Report on Form 10-K for the year ended December 31, 2012. As noted above, our 2012 financial results did not meet our expectations; our “Actual 2012 EBITDA” was below the threshold of $104 Million. Therefore, in alignment with our pay-for-performance philosophy, all 2012 EBITDA RSUs were forfeited (and no shares of restricted common stock issued in payment thereunder) because the threshold vesting conditions under “Step One” were not met.

25% 2013 EBITDA RSUs—The 2013 EBITDA RSUs are payable in shares of restricted common stock only upon satisfaction of the performance conditions established by the Committee in the first quarter of 2013.2 There are two conditions that must be met for vesting:

•

Step One: The Company’s “Actual 2013 EBITDA” (defined below), as certified by the Compensation Committee, must be at least equal to the “threshold” EBITDA performance level established by the Committee in the first quarter of 2013, and the award recipient must be continuously employed by the Company through the date of certification. If this performance goal is not met, no shares of restricted common stock will be issued to the award recipient in satisfaction of the 2013 EBITDA RSUs.

•

Step Two: If this performance goal is met, the award recipient is eligible to be issued shares of restricted common stock in a number equal to 50% to 150% of the “target” number of 2013 EBITDA RSUs, depending on how the Company’s Actual 2013 EBITDA compares with the “Threshold 2013 EBITDA,” the “Target 2013 EBITDA” and the “Maximum 2013 EBITDA” (collectively, the “2013 Performance Levels,” as established by the Committee in the first quarter of 2013), based on the 2013 Performance Level achieved. If actual 2013 EBITDA falls in-between the “threshold” and “maximum” EBITDA performance levels, the number of shares of restricted common stock issued shall be determined by interpolation (i.e., between 50% and 150%).

2013 Performance Levels*	Number of Shares of Restricted Common Stock Issued
Less than Threshold 2013 EBITDA	0
Threshold 2013 EBITDA	= 50% of “Target” 2013 RSUs (Column A, below)
Target 2013 EBITDA	= 100% of “Target” 2013 RSUs (Column B, below)
Maximum 2013 EBITDA	= 150% of “Target” 2013 RSUs (Column C, below)

*	The “threshold,” “target” and “maximum” 2013 EBITDA performance levels established by the Committee in the first quarter of 2013 will be disclosed in the Compensation Discussion & Analysis section of the Company’s 2014 Proxy Statement.

[2]	The “threshold,” “target” and “maximum” 2013 EBITDA performance levels established by the Committee in the first quarter of 2013 will be disclosed in the Compensation Discussion & Analysis section of the Company’s 2014 Proxy Statement. We have not disclosed these 2013 performance levels because they do not impact compensation paid or earned in fiscal year 2012 and such information represents confidential business information that could put us at a competitive disadvantage because it provides insight into our long-term strategic plan and financial objectives.

	50% of “Target” 2013 RSUs (A)	100% of “Target” 2013 RSUs (B)	150% of “Target” 2013 RSUs (C)
William F. Borne	16,413	32,826	49,239
Ronald A. LaBorde	6,237	12,474	18,711
Michael O. Fleming	1,248	2,495	3,743
Jeffrey D. Jeter	1,095	2,189	3,284
David R. Bucey	1,138	2,276	3,414

The “target” number of 2013 EBITDA RSUs is calculated by dividing the grant date value of this portion of the award at “target” by the closing price per share of the Company’s common stock on April 2, 2012 ($14.28).

“Actual 2013 EBITDA” is the Company’s actual EBITDA for its fiscal year ending December 31, 2013, as adjusted by excluding the effect of any of the following events occurring during the Company’s 2013 fiscal year:

(vi)	asset write-downs,

(vii)	litigation or claim judgments or settlements;

(viii)	the effect of changes in tax law, accounting principles or other such laws or provisions affecting reported results;

(ix)	accruals for reorganization and restructuring programs; and

(x)	any extraordinary non-recurring items as described in ASC 225-20 “Extraordinary and Unusual Items” (formerly Accounting Principles Board Opinion No. 30) and/or in management’s discussion and analysis of financial condition and results of operations appearing in the Company’s 2013 Form 10-K.

Any shares of restricted common stock issued under “Step Two,” above are subject to additional service-based vesting conditions and vest ratably in one-third installments on April 1, 2014, April 1, 2015 and April 1, 2016, provided that the recipient has been continuously employed by the Company as of each vesting date.

In establishing the 2013 EBITDA performance levels during the first quarter of 2013, the Committee took into consideration challenges facing the home health and hospice industries (including projected decreases in Medicare reimbursement rates, taking into account sequestration spending reductions required by the Budget Control Act of 2011 and the anticipated cost of complying with regulatory changes affecting our industry), organic growth, potential acquisition opportunities and anticipated general business opportunities and challenges. At the time the target 2013 EBITDA performance level was set, the Committee considered the target level of performance reasonable and achievable, but not without management’s significant effort.

Our “Actual 2013 EBITDA” will not be determinable until the date that we file our Annual Report on Form 10-K for the year ended December 31, 2013.

2013 Long-Term Incentive Plan

The Committee intends to provide long-term incentive compensation opportunities for our Named Executive Officers in fiscal year 2013 in a program that provides a portion of the long-term incentive grant with solely time-based vesting conditions and a portion of the long-term incentive grant with both performance-based and time-based vesting conditions.

2012 Retention Bonuses

Effective as of April 2, 2012, in recognition of their contributions to our Company during fiscal year 2011 and in encouragement of their continued service to our Company, the Committee approved the payment of a cash retention bonus to Mr. Borne in the amount of $187,500 and, upon the recommendation of Mr. Borne, approved the payment of a cash retention bonus to Dr. Fleming in the amount of $35,625, to Mr. Jeter in the amount of $31,250 and to Mr. Bucey in the amount of $32,500. Each of their respective retention bonus agreements features a “claw-back” provision whereby they would be obligated to repay all or a specified portion of the retention bonus if they were terminated for “Cause” or resigned from the Company without “Good Reason” (as such terms are defined in their respective employment agreements) prior to April 1, 2013 (100% of the bonus amount), April 1, 2014 (66.66% of the bonus amount) or April 1, 2015 (33.33% of the bonus amount).

Benefits

Our executive officers also participate in the retirement, health and welfare benefit programs generally available to our other employees, including paid vacation and paid Company holidays. In a few limited circumstances, the Company provides other benefits to our executive officers, as detailed in the tables following this CD&A.

We maintain an aircraft to efficiently transport our employees to our multiple operating locations, many of which are not accessible via direct flight from our corporate headquarters in Baton Rouge, Louisiana. Company employees are generally not permitted to use the corporate aircraft for non-business activities. However, to the extent that the aircraft is being used for a business-related trip and there are open seats on the aircraft, we do permit the spouses of our executive officers to travel on the aircraft. In 2012, there was no non-business use of the aircraft by our executive officers or use of the aircraft by the spouses of our executive officers.

All of our executive officers were eligible to participate in our Executive Deferred Compensation Plan in 2012. The purpose of the plan is to provide each participant with an opportunity to defer receipt of a portion of his base salary, bonus and other specified types of cash compensation in accordance with his or her individual personal tax planning goals. Only certain highly-compensated upper-management level employees, including our Named Executive Officers, are eligible to participate in the plan (approximately 100 employees, based on job title). At the discretion of the Committee, we may make contributions to the plan on behalf of executive officer participants. No such discretionary contributions were made in 2012.

Stock Ownership

Certain of our executive officers participate in our Employee Stock Purchase Plan (“ESPP”). Under the terms of the ESPP, eligible employees may elect to contribute on an after-tax basis between 1% and 15% of their annual pay through regular payroll deductions to purchase our common stock; provided, however, that an employee may not contribute more than $25,000 to the plan on an annual basis pursuant to Internal Revenue Service restrictions. Shares are purchased at a 15% discount of the market value of our common stock at the close of business on the last day of each fiscal quarter.

Included in the Corporate Governance Guidelines adopted by our Board of Directors are stock ownership requirements applicable to our independent directors and our Chief Executive Officer. In an effort to more closely align their interests with those of our stockholders:

•	Each non-employee (independent) director shall own Company shares with a fair market value equal to at least three times their base annual cash retainer

•	The Chief Executive Officer shall own Company shares with a fair market value equal to at least three times his base salary

A person holding one of the titles listed above shall have five years from the date that they are elected or appointed (as applicable) to the position (or five years from the initial effective date of the Corporate Governance

Guidelines, whichever date is later) to come into compliance with these ownership requirements. The initial five-year measurement period has not yet been completed, as our Corporate Governance Guidelines were adopted in April 2009.

Once a person subject to the stock ownership requirements accumulates shares with a value equal to the required multiple of base salary or annual retainer, he or she must retain the minimum number of shares originally accumulated to meet the threshold requirement on a going-forward basis. If the Company’s stock price subsequently declines after the stock ownership requirements are met, he or she will not be required to acquire additional shares. It should be noted that although the initial five-year measurement period has not yet been completed, our Chief Executive Officer, Mr. Borne, and each of our non-employee directors who were Board members on the date of adoption of our Corporate Governance Guidelines are currently in compliance with the ownership requirements.

Equity Grant Practices

Annual incentive compensation is generally awarded, both to our Named Executive Officers and to other eligible employees, on April 1 (or the next day that The NASDAQ Global Select Market is open for trading after April 1 if it is closed on April 1). All Committee decisions regarding annual incentive compensation are generally made concurrently with the filing of our Annual Report on Form 10-K for the previous fiscal year.

Deductibility of Compensation

Internal Revenue Code Section 162(m) limits the amount of compensation paid to our executive officers that may be deducted by us for federal income tax purposes in any fiscal year to $1 million. “Performance-based” compensation that has been approved by our stockholders is not subject to the $1 million deduction limit. All of our equity-based incentive plans have been approved by our stockholders, and awards under those plans, other than certain time-based vesting shares and nonvested stock, constitute “performance-based” compensation that is not subject to the Code Section 162(m) deduction limit. While the Committee intends that all compensation be deductible, there may be instances where potentially non-deductible compensation is provided to reward our executive officers consistent with our compensation philosophy for each compensation element.

Our 2008 Omnibus Incentive Compensation Plan provides for qualifying performance-based compensation, including annual bonuses. The Plan allows us flexibility in structuring our executive compensation programs while maximizing the tax deductibility of awards to the benefit of the Company and our stockholders, whether they are denominated in cash or stock.

Employment Agreements

Named Executive Officer Employment Agreement Determinations—2012

Effective December 19, 2012, our Board, upon the approval and recommendation of the Committee, approved amendments to the respective employment agreements for each of our Named Executive Officers. The amendments (i) extended the terms of the respective employment agreements from December 31, 2013 to December 31, 2014 and (ii) amended, based on Internal Revenue Service guidance, the sections of the respective employment agreements describing certain payments to the officers if they are terminated by the Company without “Cause” or terminate their employment without “Good Reason,” in each case both before and after a “Change in Control” (as such capitalized terms are defined in the respective employment agreements). Previously, the respective employment agreements provided that the Company would subsidize the cost of continued participation by the officers and their eligible dependants in the Company’s group health plans during the applicable period for continued participation in such plans as permitted by the Consolidated Omnibus Budget Reconciliation Act of 1985, as amended (“COBRA”). The amendments eliminate the COBRA subsidy and provide that the officers will receive a lump sum payment equal to $2,500, which amount is intended to assist the officers with the purchase of health care coverage, but which amount may be used in any manner at the officers’

discretion. In addition, the employment agreement for Mr. Bucey, our General Counsel and Secretary, was amended to provide that he is entitled to the reimbursement of all reasonable travel expenses associated with travel between his principal residence in the Atlanta, Georgia metropolitan area and the Company’s corporate office in Baton Rouge, Louisiana.

Severance and “Claw-Back” Provisions—Executive Employment Agreements

The employment agreements for our Named Executive Officers contain provisions entitling each of them to receive severance benefits for certain qualifying terminations, as described under “Potential Payments upon Termination or Change-in-Control,” below. These triggers for severance payments were selected in order to permit these key employees to focus on the interests of our Company and our stockholders without undue concern for their personal job security.

In return for severance benefits, our Named Executive Officers are bound by certain non-compete, non-solicitation, confidentiality and non-disclosure covenants, as defined in their agreements. If there is a breach of these covenants (each, a “Forfeiture Event”), we are no longer obligated to make any severance payments otherwise due to them, and all unexercised stock options, nonvested stock and other nonvested equity awards are forfeited effective as of the date of the Forfeiture Event. Additionally, in the event of a breach, each agreement contains a “claw-back” provision obligating them to repay the Company any “award gain” (as defined below) realized during the six-month period prior to the occurrence of the Forfeiture Event (or, if the breach occurs after the Named Executive Officer ceases to be employed by the Company, the date of termination of their employment) and for a period of time following such date (24 months for Mr. Borne and 18 months for Messrs. LaBorde, Jeter and Bucey and Dr. Fleming). As defined in the employment agreements, “award gain” means:

•

in respect of a given stock option exercise, the product of (X) the fair market value per share of common stock at the date of such exercise (without regard to any subsequent change in the market price of shares) minus the exercise price times (Y) the number of shares as to which the stock option was exercised at that date; and

•

in respect of any other settlement of any other cash bonus or equity award granted to the Named Executive Officer, the fair market value of the cash or stock paid or payable to the Named Executive Officer (regardless of any elective deferral) less any cash or the fair market value of any stock or property (other than a cash award or equity award or award which would have itself then been forfeitable hereunder and excluding any payment of tax withholding) paid by the Named Executive Officer to us as a condition of or in connection with such settlement.

The Committee believes that these forfeiture provisions provide assurance that our business interests will be appropriately protected upon the termination of employment of a Named Executive Officer.

REPORT OF THE COMPENSATION COMMITTEE

The Compensation Committee of the Board of Directors of Amedisys, Inc. has reviewed and discussed the Compensation Discussion and Analysis with management, as required by Item 402(b) of Regulation S-K, and, based on such review and discussions, the Compensation Committee recommended to our Board of Directors that the Compensation Discussion and Analysis be included in this Proxy Statement for the 2013 Annual Meeting of Stockholders and incorporated by reference into our Annual Report on Form 10-K for the year ended December 31, 2012.

Members of the Compensation Committee:

David R. Pitts (Chairman)

Linda J. Hall

Jake L. Netterville

Peter Ricchiuti

Donald A. Washburn

Compensation Committee Interlocks and Insider Participation

The Compensation Committee is composed of the directors listed as signatories to the above report. During 2012:

•	none of our executive officers was a director of another entity where one of that entity’s executive officers served on the Committee;

•	no member of the Committee was during the year or formerly an officer or employee of the Company or any of its subsidiaries;

•	no member of the Committee entered into any transaction with our Company in which the amount involved exceeded $120,000;

•	none of our executive officers served on the compensation committee of any entity where one of that entity’s executive officers served on the Committee; and

•	none of our executive officers served on the compensation committee of another entity where one of that entity’s executive officers served as a director on our Board of Directors.

2012 SUMMARY COMPENSATION TABLE

The following table sets forth information concerning total compensation for our Named Executive Officers for 2012, 2011 and 2010. For additional information on the compensation summarized below and other benefits, please refer to “Compensation Discussion and Analysis,” above.

Name and Principal Position	Year	Salary ($)	Bonus ($) (1)	Stock Awards ($) (2)	Non-Equity Incentive Plan Compensation ($) (3)	All Other Compensation ($)	Total ($)
William F. Borne	2012	$750,000	$187,500	$1,406,250	—	$31,324	$2,375,074
Chief Executive Officer (PEO)						(4)
	2011	750,000	—	1,875,000	—	19,169	2,644,169
	2010	750,000	—	1,412,497	—	23,201	2,185,698

Ronald A. LaBorde	2012	475,000	—	534,375	—	18,032	1,027,407
President and Chief Financial Officer (PFO)						(5)
	2011	62,115	—	363,941	—	128,816	554,872

Michael O. Fleming	2012	285,000	35,625	106,875	—	15,039	442,539
Chief Medical Officer						(6)
	2011	282,701	—	142,500	—	20,094	445,295
	2010	221,126	—	78,760	—	40,836	340,722

David R. Bucey	2012	259,615	32,500	97,500	—	11,395	401,010
General Counsel and Corporate Secretary						(7)
	2011	249,047	—	125,000	—	7,801	381,848
	2010	221,126	—	78,760	—	11,531	311,417
		(8)

Jeffrey D. Jeter	2012	250,000	31,250	93,750	—	1,789	376,789
Chief Compliance Officer						(9)
	2011	250,000	—	125,000	—	6,509	381,509
	2010	239,231	—	87,479	—	9,457	336,167

(1)

The amounts in this column reflect the retention bonus payments that were awarded on April 5, 2012 to Mr. Borne, Dr. Fleming, Mr. Bucey, and Mr. Jeter. Additional information regarding these payments appears under the heading “2012 Retention Bonuses” in the CD&A.

(2)

The values for stock in this column reflect the aggregate grant date fair value of stock awards granted during the fiscal years ended December 31, 2012, 2011 and 2010 pursuant to our 2008 Omnibus Incentive Compensation Plan. Generally, the grant date fair value is the amount that we would expense in our financial statements over the vesting period of the award based on the probable outcome of the award conditions. Assumptions used in the calculation of this amount are included in Note 9 to our audited financial statements for the year ended December 31, 2012, which were included in our Annual Report on Form 10-K filed with the SEC on March 12, 2013.

In accordance with SEC rules, we also are required to separately disclose the grant date fair value, assuming “maximum” performance, for awards reported in this column that are subject to performance conditions. The grant date fair value for the 2012 Long-Term (Equity-Based) Incentive Plan “2012 EBITDA RSUs” (as described in the CD&A), assuming maximum performance, are as follows: Mr. Borne—$703,125; Mr. LaBorde—$267,188; Dr. Fleming—$53,438; Mr. Bucey—$48,750; and Mr. Jeter—$46,875. Additional information regarding these awards appears in the description of the 2012 EBITDA RSUs in the CD&A.

There can be no assurance that the grant date fair value of stock awards will ever be realized. As described further in the CD&A under the heading “2012 Equity-Based Incentive Compensation,” based on actual 2012 performance, a portion (the “2012 EBITDA RSUs”) of the stock awards granted in 2012 were forfeited because these awards were subject to performance-based vesting conditions that were not satisfied, and no amount was realized for these awards. The grant date fair values of the “2012 EBITDA RSUs” (as described in the CD&A) included in the 2012 “Total” compensation column in the table above that were forfeited by the Named Executive Officers are as follows: Mr. Borne—$468,750; Mr. LaBorde—$178,125; Dr. Fleming—$35,625; Mr. Jeter—$31,250; and Mr. Bucey—$32,500.

(3)	The amounts in this column reflect the amount earned under the annual performance-based non-equity (cash bonus) incentive compensation plan for the applicable year.
(4)

This amount consists of $19,197 in costs attributable to life insurance premiums paid by us on Mr. Borne’s behalf where we are not the beneficiary, $4,002 in costs attributable to personal use of a Company-provided automobile, $2,500 in costs attributable to Company-paid tax preparation fees for Mr. Borne and $5,625 for employer-paid contributions to Mr. Borne pursuant to our 401(k) Benefit Plan. The amount attributable to life insurance premiums includes payments of policy premiums that were paid in 2012.

(5)

This amount consists of $5,344 for employer-paid contributions to Mr. LaBorde pursuant to our 401(k) Benefit Plan and $12,688 in costs attributable to life insurance premiums paid by us on Mr. LaBorde’s behalf where we are not the beneficiary.

(6)

This amount consists of $3,607 for employer-paid contributions to Dr. Fleming pursuant to our 401(k) Benefit Plan and $11,432 in costs attributable to life insurance premiums paid by us on Dr. Fleming’s behalf where we are not the beneficiary.

(7)

This amount consists of $4,784 for employer-paid contributions to Mr. Bucey pursuant to our 401(k) Benefit Plan and $6,611 in costs attributable to life insurance premiums paid by us on Mr. Bucey’s behalf where we are not the beneficiary.

(8)	Mr. Bucey elected to defer $96,873 of this amount in 2010 under our Nonqualified Deferred Compensation Plan.
(9)	This amount consists of $1,789 in costs attributable to life insurance premiums paid by us on Mr. Jeter’s behalf where we are not the beneficiary.

2012 GRANTS OF PLAN-BASED AWARDS

The table below summarizes all grants of plan-based awards during the year ended December 31, 2012 to our Named Executive Officers. For additional information regarding the plan-based award grants summarized below, please refer to “Compensation Discussion and Analysis,” above.

Name	Grant Date	Estimated Future Payouts Under Non-Equity Incentive Plan Awards			Estimated Future Payouts Under Equity Incentive Plan Awards (1)			All Other Stock Awards: Number of Shares of Stock or Units (#) (2)	Grant Date Fair Value ($) (3)
		Threshold ($)	Target ($)	Maximum ($)	Threshold (#)	Target (#)	Maximum (#)
William F. Borne
Time-Vesting Only Restricted Stock(4)	4/2/2012	—	—	—	—	—	—	65,652	$937,500
Performance-Based Vesting Restricted Stock Units (2012 EBITDA RSUs)(5)	4/2/2012	—	—	—	16,413	32,826	49,239	—	468,750
2012 Short Term (Cash Bonus) Incentive Plan	—	375,000	750,000	1,125,000	—	—	—	—	—

Ronald A. LaBorde
Time-Vesting Only Restricted Stock(4)	4/2/2012	—	—	—	—	—	—	24,948	356,250
Performance-Based Vesting Restricted Stock Units (2012 EBITDA RSUs)(5)	4/2/2012	—	—	—	6,237	12,474	18,711	—	178,125
2012 Short Term (Cash Bonus) Incentive Plan	—	178,125	356,250	534,375	—	—	—	—	—

Michael O. Fleming
Time-Vesting Only Restricted Stock(4)	4/2/2012	—	—	—	—	—	—	4,990	71,250
Performance-Based Vesting Restricted Stock Units (2012 EBITDA RSUs)(5)	4/2/2012	—	—	—	1,248	2,495	3,743	—	35,625
2012 Short Term (Cash Bonus) Incentive Plan	—	71,250	142,500	213,750	—	—	—	—	—

David R. Bucey
Time-Vesting Only Restricted Stock(4)	4/2/2012	—	—	—	—	—	—	4,552	65,000
Performance-Based Vesting Restricted Stock Units (2012 EBITDA RSUs)(5)	4/2/2012	—	—	—	1,138	2,276	3,414	—	32,500
2012 Short Term (Cash Bonus) Incentive Plan	—	65,000	130,000	195,000	—	—	—	—	—

Jeffrey D. Jeter
Time-Vesting Only Restricted Stock(4)	4/2/2012	—	—	—	—	—	—	4,377	62,500
Performance-Based Vesting Restricted Stock Units (2012 EBITDA RSUs)(5)	4/2/2012	—	—	—	1,095	2,189	3,284	—	31,250
2012 Short Term (Cash Bonus) Incentive Plan	—	62,500	125,000	187,500	—	—	—	—	—

(1)

The amounts shown in these columns reflect future payouts of performance-based restricted stock units with performance conditions linked to the Company’s 2012 EBITDA, as adjusted, set by the Compensation Committee pursuant to our 2012 Long-Term (Equity-Based) Incentive Plan. Please refer to the description of the “2012 EBITDA RSUs” under the heading “2012 Equity-Based Incentive Compensation” in the CD&A, above, for additional information regarding the performance conditions. The award stipulates that the performance condition determination date for the 2012 EBITDA RSUs will be after the filing of the Company’s 2012 Form 10-K and prior to April 1, 2013. As of the date that the Company filed its 2012 Form 10-K (March 12, 2013), each of our Named Executive Officers forfeited the right to receive any shares of restricted common stock issuable upon vesting of the 2012 EBITDA RSUs (the number of shares listed under the “Threshold,” “Target” and “Maximum” columns under the heading “Estimated Future Payouts Under Equity Incentive Plan Awards” in the table, above) because we did not meet the threshold performance conditions.

(2)

The amounts shown in this column reflect the number of shares of time-vesting only restricted stock granted to each of our Named Executive Officers pursuant to our 2012 Long-Term (Equity-Based) Incentive Plan on April 2, 2012. The shares vest ratably in one-third increments on April 1, 2013, April 1, 2014 and April 1, 2015, provided that the awardee is continuously employed by the Company through each such date.

(3)

The amounts shown in this column reflect the “grant date fair value” of the nonvested stock awards and performance-based restricted stock units granted to each of our Named Executive Officers during the fiscal year 2012. Generally, the grant date fair value is the amount that we would expense in our financial statements over the vesting period of the award based on the probable outcome of the award conditions. Assumptions used in the calculation of this amount are included in Note 9 to our audited financial statements for the year ended December 31, 2012, as included in our Annual Report on Form 10-K filed with the SEC on March 12, 2013. There can be no assurance that the grant date fair value of the nonvested stock awards or the restricted stock units will ever be realized. As described further in the CD&A under the heading “2012 Equity-Based Incentive Compensation,” based on actual 2012 performance, the performance-based portions of the equity awards granted in 2012 were forfeited, and no amount was realized for these awards.

(4)

Dividends paid with respect to restricted stock paid in (a) cash or (b) property other than the Company’s common stock or rights to acquire Company common stock shall be paid to the restricted stock award recipient in a similar manner as to other holders of our common stock. Dividends paid in (y) Company common stock or (z) rights to acquire Company common stock shall be added to and become a part of the original restricted stock award, subject to any additional performance-based or time-based vesting conditions stated therein.

(5)	Holders of restricted stock units have no rights to dividends paid in cash, property other than the Company’s common stock, Company common stock or rights to acquire Company common stock.

OUTSTANDING EQUITY AWARDS AT 2012 FISCAL YEAR END

The table below summarizes all outstanding equity awards at December 31, 2012 for our Named Executive Officers.

	Option Awards (1)			Stock Awards
Name	Number of Securities Underlying Unexercised Options (#) Exercisable	Option Exercise Price ($)	Option Expiration Date	Number of Shares or Units of Stock That Have Not Vested (#)	Market Value of Shares or Units of Stock That Have Not Vested ($) (2)	Equity Incentive Plan Awards: Number of Unearned Shares, Units or Other Rights That Have Not Vested (#) (3)	Equity Incentive Plan Awards: Market or Payout Value of Unearned Shares, Units or Other Rights That Have Not Vested ($) (2) (3)
William F. Borne	62,101	$24.39	12/31/2014
				88,640	$1,002,518	16,413	$185,631
Ronald A. LaBorde	13,334	$4.24	6/30/2013
	13,334	$22.31	6/30/2014
				52,081	589,036	6,237	70,540
Michael O. Fleming	—	—	—	6,622	74,895	1,248	14,115
David R. Bucey	—	—	—	7,716	87,268	1,138	12,871
Jeffrey D. Jeter	1,000	$13.58	2/25/2014
				5,870	66,390	1,095	$12,384

(1)	The contractual term of each grant of stock option awards is a ten-year period.
(2)	Market value is based on the closing price on December 31, 2012 of $11.31.
(3)

The amounts in this column include the “Threshold” number of shares of common stock issuable upon vesting of the performance-based restricted stock units that were granted in 2012 to each Named Executive Officer with performance conditions linked to the Company’s 2012 EBITDA, as adjusted. Please refer to the description of the “2012 EBITDA RSUs” under the heading “2012 Equity-Based Incentive Compensation” in the CD&A, above, for additional information regarding the performance conditions. As of December 31, 2012, the threshold performance conditions for the 2012 EBITDA RSUs had not been met. Thus, as of the date that the Company filed its 2012 Form 10-K (March 12, 2013), each of our Named Executive Officers forfeited the right to receive any shares of restricted common stock issuable upon vesting of the 2012 EBITDA RSUs.

VESTING SCHEDULE—OUTSTANDING EQUITY AWARDS

This table below summarizes the vesting schedule for all outstanding unvested equity awards held by our Named Executive Officers as of December 31, 2012.

Stock Awards
Name	Number of Shares or Units of Stock That Have Not Vested (#)	Vesting Schedule of Number of Shares or Units of Stock That Have Not Vested
William F. Borne	65,652	33% on each of 4/1/2013, 2014 and 2015
	18,016	50% on each of 4/1/2013 and 2014
	4,387	100% on 4/1/2013
	585	100% on 4/1/2013

Ronald A. LaBorde	24,948	33% on each of 4/1/2013, 2014 and 2015
	27,133	33% on each of 11/1/2013, 2014 and 2015

Michael O. Fleming	4,990	33% on each of 4/1/2013, 2014 and 2015
	1,369	50% on each of 4/1/2013 and 2014
	263	100% on 4/1/2013

David R. Bucey	4,552	33% on each of 4/1/2013, 2014 and 2015
	1,201	50% on each of 4/1/2013 and 2014
	263	100% on 4/1/2013
	1,700	100% on 6/15/2013

Jeffrey D. Jeter	4,377	33% on 4/1/2013, 2014 and 2015
	1,201	50% on 4/1/2013 and 2014
	292	100% on 4/1/2013

2012 OPTION EXERCISES AND STOCK VESTED

The following table sets forth information regarding each exercise of stock options by our Named Executive Officers during the year ended December 31, 2012 and the vesting during the year ended December 31, 2012 of nonvested stock held by our Named Executive Officers.

	Option Awards		Stock Awards
Name	Number of Shares Acquired on Exercise (#)	Value Realized on Exercise ($) (1)	Number of Shares Acquired on Vesting (#)	Value Realized on Vesting ($) (2)
William F. Borne	—	—	97,982	$1,233,838
Ronald A. LaBorde	13,334	69,470	9,044	107,895
Michael O. Fleming	—	—	2,149	31,075
David R. Bucey	—	—	3,715	49,643
Jeffrey D. Jeter	1,334	9,591	3,403	45,358

(1)

Amount reflects the difference between the exercise price of the stock option and the price of our common stock at the time of exercise, multiplied by the number of shares underlying the option exercised.

(2)	Amount reflects the closing price of our common stock on the day of vesting multiplied by the number of shares acquired on vesting.

2012 NONQUALIFIED DEFERRED COMPENSATION

Set forth in the table below is information about the contributions and earnings, if any, credited to the accounts maintained by our Named Executive Officers under nonqualified deferred compensation arrangements, any withdrawals or distributions from the accounts during 2012, and the account balances on December 31, 2012.

Name	Executive Contributions in Last Fiscal Year ($)	Aggregate Earnings in Last Fiscal Year ($)	Aggregate Withdrawls/ Distributions ($)	Aggregate Balance at Last Fiscal Year-End ($)
William F. Borne	$—	$106,564	$(119,142)	$1,217,487
			(1)	(2)
Ronald A. LaBorde	—	—	—	—
Michael O. Fleming	—	—	—	—
David R. Bucey	—	13,812	—	115,792
				(3)
Jeffrey D. Jeter	—	—	—	—

(1)	The amount in this column represents a distribution that Mr. Borne received during the first quarter of 2012.
(2)	The amount in this column represents $2,442,256 of salary or bonus that has been contributed by Mr. Borne to the plan and was noted in the Summary Compensation Tables in prior year Proxy Statements.
(3)	The amount in this column represents $96,873 of salary or bonus that has been contributed by Mr. Bucey to the plan and is noted in the Summary Compensation Table, above.

The Amedisys, Inc. Executive Deferred Compensation Plan generally permits employees whose annual cash compensation exceeds certain dollar thresholds (including each of our Named Executive Officers) to defer receipt of all or a portion of their annual base salary, bonus and other types of specified cash compensation until a specified future date. A participant may choose to defer either a percentage (in a whole amount) or a specific dollar amount of his or her annual base salary or bonus (or other types of specified cash compensation) in an amount equal to up to 100% of such compensation. During the deferral period, the participant selects a deemed investment rate or rates to be applied to the deferred amount from the asset allocation options and core options that are offered as investment vehicles under the plan. Deemed investment rates are the performance rates the participant would earn if the deferred funds were actually invested in one of the third-party investment vehicles. Our common stock is not an investment option under the plan. Deferred amounts are credited with earnings or losses based on the performance of the applicable deemed investment rates. A participant may choose to receive either (i) an “in-service distribution” in the form of a lump sum or in annual installments from two to five years or (ii) a “termination distribution” in the form of a lump sum or in annual installments from two to fifteen years. An in-service distribution may be re-deferred to a later in-service distribution year or to a termination distribution, subject to plan limits on such re-deferrals and timing restrictions on electing them. At the time of initial enrollment into the plan, a participant may elect to receive a distribution of his or her deferred compensation as a single lump sum upon a change-in-control. Deferred compensation is also distributed upon the death or disability of the participant in accordance with plan limits.

NAMED EXECUTIVE OFFICER EMPLOYMENT AGREEMENT PROVISIONS: POTENTIAL

PAYMENTS UPON TERMINATION OR CHANGE IN CONTROL

The following is a description of the termination and change-in-control payment provisions included in the respective employment agreements for each of our Named Executive Officers who were employed by the Company as of December 31, 2012. Unless otherwise defined herein, all capitalized terms have the meanings ascribed to them in the applicable employment agreement. The terms below describe certain, but not all, triggering events that may result in termination or change-in-control payments to the Named Executive Officers.

Certain Definitions

The following definitions appear in the (i) the Amended and Restated Employment Agreement dated January 3, 2011 by and among the Company, Amedisys Holding, L.L.C. (“Holding”) and William F. Borne, as amended by the First Amendment thereto dated December 29, 2011 and the Second Amendment thereto dated December 19, 2012, (ii) the Employment Agreement dated November 1, 2011 by and among the Company, Holding and Ronald A. LaBorde, as amended by the First Amendment thereto dated December 29, 2011 and the Second Amendment thereto dated December 19, 2012, (iii) the Amended and Restated Employment Agreement dated July 23, 2010 by and among the Company, Holding and Michael O. Fleming, as amended by the First Amendment thereto dated January 3, 2011 and the Second Amendment thereto dated December 19, 2012, (iv) the Amended and Restated Employment Agreement dated January 3, 2011 by and among the Company, Holding and Jeffrey D. Jeter, as amended by the First Amendment thereto dated December 19, 2012 and (v) the Amended and Restated Employment Agreement dated July 23, 2010 by and among the Company, Holding and David R. Bucey, as amended by the First Amendment thereto dated January 3, 2011 and the Second Amendment thereto dated December 19, 2012.

“Cause” is defined to include, among other things, willful gross neglect or misconduct, violation of our code of conduct, breach of the restrictive covenants of the employment agreement and misconduct in financial reporting.

“Good Reason” for voluntary resignation is defined as the occurrence of any of the following circumstances without the executive’s express written consent, unless the breach is corrected within thirty days from the date we are put on notice of the occurrence and such notice is delivered to us within ninety days of the occurrence: (i) a material reduction in the executive’s base salary (other than in connection with a proportionate reduction in the base salaries of all similarly-situated senior level executive employees), (ii) a relocation of our corporate offices outside of a 50 mile radius from Baton Rouge, Louisiana, (iii) a material diminution of the executive’s authority, responsibilities or duties, or (iv) any material breach of the executive’s employment agreement caused by us. In addition, if there is Good Reason to resign, the resignation must occur within 150 days of the existence of the condition.

“Change in Control” is defined as (i) any person or group (as defined in the Securities Exchange Act of 1934, as amended) becomes the beneficial owner, directly or indirectly, of our securities or the securities of any significant subsidiary, representing 50% or more of the combined voting power of our or such subsidiary’s then outstanding securities; (ii) as a result of a contested election or the designation by a person who has entered into an agreement with us to effect a transaction with us specified in items (i), (iii) or (iv) of this definition, individuals who at the beginning of any 12-month period constitute our Board of Directors, cease to constitute at least a majority of our Board of Directors; (iii) the consummation of a merger or consolidation of us or any significant subsidiary with any other entity, other than a merger or consolidation which would result in our voting securities or the voting securities of a significant subsidiary outstanding immediately prior thereto continuing to represent (either by remaining outstanding or by being converted into voting securities of the surviving or resulting entity) more than 50% of the combined voting power of the surviving or resulting entity outstanding immediately after such merger or consolidation; or (iv) the consummation of a sale or disposition of all or substantially all of our consolidated assets (other than a sale or disposition immediately after which such assets will be owned directly or indirectly by our stockholders in substantially the same proportions as their ownership of our common stock immediately prior to such sale or disposition).

“COBRA” is the Consolidated Omnibus Budget Reconciliation Act of 1984.

“Earliest Payment Date” means (i) if the amount paid is subject to Section 409A of the Code and does not qualify for an exemption under Section 409A of the Code or regulations or other guidance promulgated thereunder, the fifty-second (52nd) day after termination of employment and (ii) if the amount paid is not subject to Section 409A of the Code or qualifies for an exemption under Section 409A of the Code or regulations or other guidance promulgated thereunder, the earlier of the date in (i) above or the first date that the individual’s release of claims in accordance with the employment agreement becomes irrevocable.

“Retirement” shall mean the executive’s voluntary retirement from employment with us: (i) after the age of 55, provided that the executive has been employed by us continuously for at least ten years as of the date of retirement, (ii) after the age of 60, provided that the executive has been employed by us continuously for at least five years as of the date of retirement or (iii) as approved by our Board in its sole discretion.

Amended and Restated Employment Agreement with Mr. Borne

Pursuant to his Amended and Restated Employment Agreement with us, as amended by the First Amendment and the Second Amendment, thereto (the “Agreement”), Mr. Borne has agreed to serve as our Chief Executive Officer, with such duties and responsibilities as are customary for the chief executive officers of corporations of a similar size and businesses as ours and other specified duties. The term of the Agreement runs until December 31, 2014. Upon expiration of the term of the Agreement, Mr. Borne’s employment will continue on an “at will” basis; provided that if Mr. Borne is terminated without Cause or resigns for Good Reason thereafter, he will be compensated as if he were terminated without Cause or resigned for Good Reason prior to a Change in Control during the term of the Agreement (regardless of whether such termination or resignation during the “at will” employment period occurred before or after a Change in Control).

The Agreement contemplates that the parties will negotiate an amendment to the Agreement prior to the end of each calendar year, extending the term of employment for an additional year. During the course of each negotiation, which is slated to occur annually in October, the parties shall discuss Mr. Borne’s performance and may also discuss additional proposed modifications of the Agreement, with a view toward concluding such discussions, and, assuming they actually come to agreement, entering into an amendment to the Agreement prior to the end of the calendar year. However, neither party is legally obligated to actually enter into any such amendment, and any such amendment must be approved by the Compensation Committee (the “Committee”) and/or the Board.

Under the terms of the Agreement, Mr. Borne, among other things, is entitled to:

(1)	an annual base salary of not less than $750,000, subject to annual review for increase (but not decrease) by the Committee;

(2)	participate in our annual (cash bonus) incentive plan, with target and maximum award opportunities approved from year to year by the Board and/or the Committee;

(3)	be eligible for annual equity (long-term incentive) awards in the form of shares of restricted and/or non-vested Company common stock and/or securities exercisable for or convertible into shares of Company common stock (provided that no greater than 60% of the target value of any such long-term incentive award shall be subject to performance based, as opposed to tenure-based, vesting conditions, as established by the Board and/or the Committee);

(4)	participate, consistent with his rank and position, in our other compensation, pension, welfare and benefit plans and programs as are made available to our senior level executives or to our employees in general, including deferral, health, medical, dental, long-term disability, travel, accident and life insurance plans, subject to eligibility;

(5)	reimbursement of reasonable business expenses;

(6)	payment of (or reimbursement for the payment of) the premium of a whole life insurance policy on the life of Mr. Borne, under which he shall be the owner and have the right to designate the beneficiaries, with premiums not exceeding $25,000 per year; and

(7)	use of an automobile, and reimbursement of all maintenance, insurance and gas expenses; Mr. Borne shall be entitled to a new automobile no less often than every two years. Mr. Borne will receive title to the automobile if his employment is terminated without Cause or with Good Reason.

Until the expiration of the term of the Agreement, we have agreed to use our reasonable best efforts, to the extent not inconsistent with applicable laws, rules, regulations and good governance standards, to nominate and cause the election of Mr. Borne to our Board of Directors and to the Board’s Executive Committee, if one is constituted. If, at any time during the term of the Agreement, Mr. Borne is not elected to and serving on our Board of Directors (or Executive Committee of the Board, if one is constituted), Mr. Borne is entitled to terminate the Agreement and would be entitled to the remedies provided for a termination without Cause prior to a Change in Control, which are described below.

In the event Mr. Borne’s employment is terminated due to his death, Disability (as defined in the Agreement) or Retirement (as defined in the Agreement), Mr. Borne or his surviving spouse or estate (as the case may be) will be entitled to any benefits due or earned in accordance with the applicable plans of the Company and the following amounts (paid in accordance with Federal tax rules and regulations and within the deadlines described in the Agreement): (a) unpaid base salary through the date of termination; and (b) incentive awards earned in the prior year, but not yet paid. Additionally, all unvested equity awards held by Mr. Borne as of the date of death, Disability or Retirement will immediately vest at the “target” level (provided, however, that in the case of Mr. Borne’s Retirement, awards which are intended to constitute performance-based compensation within the meaning of Section 162(m) of the Internal Revenue Code of 1986, as amended (the “Code”), and for which performance standards have not been met will not be subject to accelerated vesting).

If Mr. Borne is terminated for Cause or if Mr. Borne voluntarily resigns without Good Reason (prior to a Change in Control), he will be entitled to any benefits earned in accordance with the applicable plans of the Company and the following amounts (paid in accordance with Federal tax rules and regulations and within the deadlines described in the Agreement): (a) unpaid base salary through the date of termination, and (b) incentive awards earned in the prior year, but not yet paid.

If Mr. Borne is terminated without Cause or resigns with Good Reason, in both cases prior to a Change in Control, he will be entitled to any benefits earned in accordance with the applicable plans of the Company and the following:

(1)	unpaid base salary through the date of termination, paid in accordance with Federal tax rules and regulations and within the deadlines described in the Agreement;

(2)	unpaid incentive awards earned in the prior year, paid in accordance with Federal tax rules and regulations and within the deadlines described in the Agreement;

(3)	continued participation in our group health plans for him and his dependents who are entitled to continuation coverage under Federal tax rules (or a monthly payment equal to our monthly subsidy for such group health plan coverage) for a period of time beginning with the calendar month that immediately follows the Earliest Payment Date and ending at the earlier occurrence of the expiration of 24 months or until Mr. Borne receives substantially comparable coverage provided by a subsequent employer;

(4)	title to his automobile and payment of or reimbursement for life insurance premiums, in an amount not to exceed $25,000 per year, during any applicable severance period; and

(5)	an amount equal to two times the sum of (A) his base salary and (B) the greater of (x) an amount equal to his prior year cash bonus or (y) $750,000, which amount will be paid in substantially equal monthly installments in accordance with our payroll practices for a period of 24 months beginning with the calendar month that immediately follows the Earliest Payment Date.

In the event that (x) Mr. Borne’s employment is terminated without Cause or he resigns with Good Reason within one year of a Change in Control (or he is terminated without Cause within 90 days prior to a Change in Control), he will be entitled to any benefits earned in accordance with the applicable plans of the Company and the following:

(1)	unpaid base salary through the date of termination paid in accordance with Federal tax rules and regulations and within the deadlines described in the Agreement;

(2)	unpaid incentive awards earned in the prior year, paid in accordance with Federal tax rules and regulations and within the deadlines described in the Agreement;

(3)	continued participation in our group health plans for him and his dependents who are entitled to continuation coverage under Federal tax rules (or a monthly payment equal to our monthly subsidy for such group health plan coverage) for a period of time beginning with the calendar month that immediately follows the Earliest Payment Date and ending at the earlier occurrence of the expiration of 24 months or until Mr. Borne receives substantially comparable coverage provided by a subsequent employer;

(4)	an amount equal to three times the sum of (A) his base salary and (B) the greater of (x) an amount equal to his prior year cash bonus or (y) $750,000, which amount will be paid in a lump sum following termination;

(5)	title to his automobile and payment of or reimbursement for life insurance premiums, in an amount not to exceed $25,000 per year, during any applicable severance period; and

(6)	immediate vesting (at the “target” level) of all unvested equity awards held by Mr. Borne as of the date of the Change in Control.

Mr. Borne may request that we or any successor entity to us provide financial security for payments required by the occurrence of a Change in Control. In the event any excise tax is imposed on any payments received under the Agreement that would constitute “excess parachute payments” within the meaning of Section 280G(b)(1) of the Code, then such payments shall either be (i) delivered in full pursuant to the terms of the Agreement or (ii) delivered to such lesser extent as results in no portion of the payments being subject to the excise tax. The determination of whether the payments shall be delivered in full or decreased shall be made by us on the basis of which event results in the receipt by Mr. Borne of the greater net after-tax benefit, determined by reducing the present value (as determined in accordance with Section 280G of the Code) of the payments by all applicable federal, state and local taxes and the excise tax. If there is a reduction in the payments, the Agreement specifies the order in which this must be accomplished.

Mr. Borne is subject to certain restrictive covenants, including prohibitions against competition and solicitation, for 24 months following his termination. He is also subject to a standstill provision, which prevents him from acquiring any Company securities or seeking to effect a Change in Control of the Company (or assisting or working with others to effect a Change in Control of the Company) for a period of 24 months following his termination.

Both Mr. Borne and the Company are subject to arbitration for resolution of disputes arising out of the Agreement. Mr. Borne also has certain indemnity rights as described in the Agreement.

Employment Agreement with Mr. LaBorde

Pursuant to his Employment Agreement with us, as amended by the First Amendment and the Second Amendment, thereto (as referred to below, the “Agreement”), Mr. LaBorde has agreed to serve as our President (effective November 1, 2011) and our President and Chief Financial Officer (effective January 1, 2012), with such duties and responsibilities as are customary for the presidents and chief financial officers of corporations of a similar size and businesses as ours and other specified duties. The term of Mr. LaBorde’s Agreement runs until December 31, 2014. Under the terms of the Agreement, Mr. LaBorde is entitled to an annual base salary of no less than $475,000, subject to annual review for increase (but not decrease) by the Committee.

The other terms and provisions of Mr. LaBorde’s Agreement are substantially the same as Mr. Borne’s Agreement (as described above), except that:

(1)	Mr. LaBorde is not entitled to the following benefits provided to Mr. Borne under his Agreement: (i) whole life insurance policy premium payments and (ii) use of an automobile, and reimbursement of all maintenance, insurance and gas expenses associated therewith;

(2)	If Mr. LaBorde is terminated without Cause or resigns with Good Reason, in both cases prior to a Change in Control, he will be entitled to receive an amount equal to one and one-half times the sum of (A) his base salary and (B) the greater of (x) an amount equal to his prior year cash bonus or (y) $356,250, which amount will be paid in substantially equal monthly installments in accordance with our payroll practices for a period of 18 months beginning with the calendar month that immediately follows the Earliest Payment Date;

(3)	If Mr. LaBorde is terminated without Cause or resigns with Good Reason, in both cases within one year of a Change in Control (or he is terminated without Cause within 90 days prior to a Change in Control), he will be entitled to receive an amount equal to two times the sum of (A) his base salary and (B) the greater of (x) an amount equal to his prior year cash bonus or (y) $356,250, which amount will be paid in a lump sum following termination; he is also entitled to immediate vesting (at the “target” level) of all unvested equity awards held by him as of the date of the Change in Control; and

(4)	Mr. LaBorde is subject to the various restrictive covenants under the Agreement for a period of 18 months (as opposed to 24 months) following termination.

Until the expiration of the term of the Agreement, we have agreed to use our reasonable best efforts, to the extent not inconsistent with applicable laws, rules, regulations and good governance standards, to nominate and cause the election of Mr. LaBorde to our Board of Directors. If, at any time during the term of the Agreement, Mr. LaBorde is not elected to and serving on our Board of Directors, he is entitled to terminate the Agreement and would be entitled to the remedies provided for a termination without Cause prior to a Change in Control, as described above.

Employment Agreement with Dr. Fleming

Pursuant to his Employment Agreement with us, as amended by the First Amendment and the Second Amendment, thereto, (as referred to below, the “Agreement”), Dr. Fleming has agreed to serve as our Chief Medical Officer, with such duties and responsibilities as are customary for the chief medical officers of corporations of a similar size and businesses as ours and other specified duties. The term of Dr. Fleming’s Agreement runs until December 31, 2014. Under the terms of the Agreement, Dr. Fleming is entitled to an annual base salary of no less than $285,000, subject to annual review for increase (but not decrease) by the Committee.

The other terms and provisions of Dr. Fleming’s Agreement are substantially the same as Mr. LaBorde’s Agreement (as described above), except that:

(1)	If Dr. Fleming is terminated without Cause or resigns with Good Reason, in both cases prior to a Change in Control, he will be entitled to receive an amount equal to one and one-half times the sum of (A) his base salary and (B) the greater of (x) an amount equal to his prior year cash bonus or (y) $142,500, which amount will be paid in substantially equal monthly installments in accordance with our payroll practices for a period of 18 months beginning with the calendar month that immediately follows the Earliest Payment Date;

(2)	If Dr. Fleming is terminated without Cause or resigns with Good Reason, in both cases within one year of a Change in Control (or he is terminated without Cause within 90 days prior to a Change in Control), he will be entitled to receive an amount equal to two times the sum of (A) his base salary and (B) the greater of (x) an amount equal to his prior year cash bonus or (y) $142,500, which amount will be paid in a lump sum following termination; he is also entitled to immediate vesting (at the “target” level) of all unvested equity awards held by him as of the date of the Change in Control; and

(3)	Dr. Fleming has no rights in respect to membership on our Board of Directors.

Employment Agreement with Mr. Jeter

Pursuant to his Employment Agreement with us, as amended by the First Amendment, thereto, (as referred to below, the “Agreement”), Mr. Jeter has agreed to serve as our Chief Compliance Officer, with such duties and responsibilities as are customary for the chief compliance officers of corporations of a similar size and businesses as ours and other specified duties. The term of Mr. Jeter’s Agreement runs until December 31, 2014. Under the terms of the Agreement, Mr. Jeter is entitled to an annual base salary of no less than $250,000, subject to annual review for increase (but not decrease) by the Committee.

The other terms and provisions of Mr. Jeter’s Agreement are substantially the same as Dr. Fleming’s Agreement (as described above), except that:

(1)	If Mr. Jeter is terminated without Cause or resigns with Good Reason, in both cases prior to a Change in Control, he will be entitled to receive an amount equal to one and one-half times the sum of (A) his base salary and (B) the greater of (x) an amount equal to his prior year cash bonus or (y) $125,000 which amount will be paid in substantially equal monthly installments in accordance with our payroll practices for a period of 18 months beginning with the calendar month that immediately follows the Earliest Payment Date; and

(2)	If Mr. Jeter is terminated without Cause or resigns with Good Reason, in both cases within one year of a Change in Control (or he is terminated without Cause within 90 days prior to a Change in Control), he will be entitled to receive an amount equal to two times the sum of (A) his base salary and (B) the greater of (x) an amount equal to his prior year cash bonus or (y) $125,000 which amount will be paid in a lump sum following termination; he is also entitled to immediate vesting (at the “target” level) of all unvested equity awards held by him as of the date of the Change in Control.

Employment Agreement with Mr. Bucey

Pursuant to his Employment Agreement with us, as amended by the First Amendment and the Second Amendment, thereto, (as referred to below, the “Agreement”), Mr. Bucey has agreed to serve as our General Counsel and Secretary, with such duties and responsibilities as are customary for the general counsels and corporate secretaries of corporations of a similar size and businesses as ours and other specified duties. The term of Mr. Bucey’s Agreement runs until December 31, 2014. Under the terms of the Agreement, Mr. Bucey is entitled to an annual base salary of no less than $250,000, subject to annual review for increase (but not decrease) by the Committee.

The other terms and provisions of Mr. Bucey’s Agreement are substantially the same as Mr. Jeter’s Agreement (as described above), except that he is entitled to the reimbursement of all reasonable travel expenses associated with travel between his principal residence in the Atlanta, Georgia metropolitan area and the Company’s corporate office in Baton Rouge, Louisiana.

POTENTIAL PAYMENTS UPON TERMINATION OR CHANGE IN CONTROL

The following table shows the potential payments to our Named Executive Officers employed as of December 31, 2012, upon: (i) a Change in Control (as such term is defined in their respective employment agreements) of the Company without termination, (ii) a termination without Cause (as such term is defined in their respective employment agreements) or a resignation with Good Reason (as such term is defined in their respective employment agreements) prior to a Change in Control, (iii) a termination without Cause or a resignation with Good Reason following a Change in Control, (iv) Retirement (as such term is defined in their respective employment agreements), (v) death or (vi) Disability (as such term is defined in their respective employment agreements). In preparing the table, we assumed the Change in Control event, employment termination event or resignation occurred on December 31, 2012 and that the ability to receive post-termination or Change in Control payments was governed by the respective employment agreements for our Named Executive Officers in effect as of that date. See “Named Executive Officer Employment Agreement Provisions: Potential Payments upon Termination or Change in Control,” above, for additional information. The closing price per share of our common stock on December 31, 2012 was 11.31.

Executive	Benefits ($)(1)	Change in Control without Termination of Employment on 12/31/2012 ($)	Termination without Cause or Resignation with Good Reason as of 12/31/2012 (no Change in Control) ($)	Termination without Cause or Resignation with Good Reason on 12/31/2012 following a Change in Control ($)(2)	Permitted Retirement on 12/31/2012 ($)(3)		Disability on 12/31/2012 ($ )	Death on 12/31/2012 ($)
William F. Borne
	Base Severance Payment	$—	$3,002,500	$4,502,500	$		$—	$—
	Accelerated Vesting of Nonvested Stock or Restricted Stock Units	—	—	1,002,518		1,002,518	1,002,518	1,002,518
	Other (4)	—	86,000	86,000		50,000	—	—
	Total	—	3,088,500	5,591,018		1,052,518	1,002,518	1,002,518
Ronald A. LaBorde
	Base Severance Payment	—	1,249,375	1,665,000		—	—	—
	Accelerated Vesting of Nonvested Stock or Restricted Stock Units	—	—	589,036		—	589,036	589,036
	Other	—	—	—		—	—	—
	Total	—	1,249,375	2,254,036		—	589,036	589,036
Michael O. Fleming
	Base Severance Payment	—	643,750	857,500		—	—	—
	Accelerated Vesting of Nonvested Stock or Restricted Stock Units	—	—	74,895		—	74,895	74,895
	Other	—	—	—		—	—	—
	Total	—	643,750	932,395		—	74,895	74,895
David R. Bucey
	Base Severance Payment	—	580,000	772,500		—	—	—
	Accelerated Vesting of Nonvested Stock or Restricted Stock Units	—	—	87,268		—	87,268	87,268
	Other	—	—	—		—	—	—
	Total	—	580,000	859,768		—	87,268	87,268
Jeffrey D. Jeter
	Base Severance Payment	—	565,000	752,500		—	—	—
	Accelerated Vesting of Nonvested Stock or Restricted Stock Units	—	—	66,390		—	66,390	66,390
	Other	—	—	—		—	—	—
	Total	—	565,000	818,890		—	66,390	66,390

(1)

Upon termination of employment for any reason, in addition to any earned base severance payments listed in this table, each Named Executive Officer is entitled to unpaid base salary earned through the date of termination paid in a single lump sum within 15 days of termination. Each Named Executive Officer is also entitled any incentive awards earned as of December 31 of the prior year (but not yet paid) paid in a single lump sum within 15 days of termination; however, as of December 31, 2012, no earned incentive awards remained unpaid.

(2)	If employment is terminated without Cause within 90 days before a Change in Control, severance will be paid as if the termination were made following a Change in Control.
(3)

Based on their age and/or the number of years they have been continuously employed by us, none of our Named Executive Officers were eligible to “Retire” on December 31, 2012 with the exception of Mr. Borne. As defined in their respective employment agreements, “Retirement” means the executive’s voluntary retirement from employment with us: (i) after the age of 55, provided that the executive has been employed by us continuously for at least ten years as of the date of retirement, (ii) after the age of 60, provided that the executive has been employed by us continuously for at least five years as of the date of retirement or (iii) as approved by our Board in its sole discretion.

(4)

Mr. Borne is entitled to (ii) the Blue Book value of his Company car ($36,000), title to which would be transferred to him upon termination, and (ii) payments for two years of life insurance premiums at the maximum rate of $25,000 per year

DIRECTOR COMPENSATION

During 2012, all non-employee directors received a monthly retainer of $5,500 and per diem attendance fees of $2,000 per each Board of Directors meeting and each committee meeting attended in person and $1,000 per diem attendance fees for each Board of Directors meeting and each committee meeting attended via teleconference. In other words, if the full Board of Directors and the Compensation Committee each held an in-person meeting on the same day, an attendee of both meetings would receive one $2,000 fee covering both meetings.

During 2012, in addition to the other fees mentioned, (i) the Lead Director received an annual retainer of $50,000, paid monthly, (ii) the Chairman of the Audit Committee received an annual retainer of $20,000, paid monthly, (iii) the Chairman of the Compensation Committee received an annual retainer (effective July 1, 2012) of $15,000, paid monthly (prior to July 1, 2012, the Chairman of the Compensation Committee received an annual retainer of $10,000, paid monthly), (iv) the Chairman of the Nominating and Corporate Governance Committee received an annual retainer of $10,000, paid monthly and (v) the Chairman of the Quality of Care Committee received an annual retainer of $10,000, paid monthly. In addition, on July 1, 2012, each non-employee director received an equity grant valued at $125,000. The number of shares granted (9,898) was determined by dividing the total grant value by the closing price of the Company’s common stock on the date of grant ($12.63) and rounding up to the next whole share. All directors are entitled to reimbursement for reasonable travel and lodging expenses incurred in attending meetings. Director compensation is approved on an annual basis by independent (non-employee) members of our Board of Directors. The following table shows the value of all cash and equity-based compensation paid to the members of our Board of Directors during the year ended December 31, 2012.

Name (1)(2)	Fees Earned or Paid in Cash ($)	Stock Awards ($) (3)	Total ($)
Jake L. Netterville	119,000	125,012	244,012
David R. Pitts	108,500	125,012	233,512
Peter F. Ricchiuti	106,000	125,012	231,012
Donald A. Washburn	157,000	125,012	282,012

(1)

William F. Borne, our Chief Executive Officer and Chairman of our Board of Directors, is not included in the table above as he is an employee of the Company and, therefore, does not receive any additional compensation for the services that he provides as a director. The compensation that Mr. Borne receives is included in the Summary Compensation Table. Ronald A. LaBorde, our President and Chief Financial Officer and member of our Board of Directors, is also not included in the table above as he is an employee of the Company and, therefore, does not receive any additional compensation for the services that he provides as a director. The compensation that Mr. LaBorde receives is included in the Summary Compensation Table.

(2)	Linda J. Hall is not included in the table above as she was appointed to our Board of Directors on March 7, 2013.
(3)

The amounts shown in this column reflect the grant date fair value of nonvested stock awards granted to each of our directors. Generally, the grant date fair value is the amount that we would expense in our financial statements over the vesting period of the award. Assumptions used in the calculation of this amount are included in Note 9 to our audited financial statements for the year ended December 31, 2012, included in our Annual Report on Form 10-K filed with the SEC on March 12, 2013. As of December 31, 2012, each director listed above had 9,898 outstanding shares of nonvested stock, 100% of which will vest on July 1, 2013. In addition, as of December 31, 2012, our non-employee directors had outstanding stock options (all of which are fully vested) as follows: Mr. Netterville: 13,334 options outstanding; Mr. Pitts: 6,667 options outstanding; Mr. Ricchiuti: 26,668 options outstanding; and Mr. Washburn: 13,334 options outstanding.

CERTAIN TRANSACTIONS

Under our Code of Ethical Business Conduct, no director, officer or employee may have any business, financial, civic or professional interest outside the Company that in any way conflicts with that director’s, officer’s or employee’s ability to perform his or her duties at Amedisys with undivided loyalty, unless there is a review by our legal department and the express consent of our Chief Executive Officer, or, in the case of directors, review by and consent of a majority of the disinterested directors. In addition, in accordance with NASDAQ Marketplace Rule 5630, which functions as our related party transaction policy, our Board of Directors reviews all “related party transactions” for potential conflict of interest situations on an ongoing basis based upon whether such transactions are in the best interests of our Company and our stockholders. For purposes of this review, a “related party transaction” is any transaction required to be disclosed pursuant to Item 404 of SEC Regulation S-K. All related party transactions must be approved by a majority of our independent directors (any independent director who is a party to a proposed related party transaction must recuse himself from the vote). Our independent directors’ approval of any related party transaction is reflected in the minutes of the meeting of our Board of Directors during which such approval was granted.

No transactions required to be disclosed pursuant to Item 404 of SEC Regulation S-K have occurred since January 1, 2012.

OTHER MATTERS

Stockholder Nominations of Directors

Stockholders may nominate directors for election without consideration by the Nominating and Corporate Governance Committee of our Board of Directors by complying with the eligibility, advance notice and other provisions of our Bylaws, which were filed with the SEC as an exhibit to our Quarterly Report on Form 10-Q for the quarter ended September 30, 2009, and are also available on our website at http://www.amedisys.com.

Under our Bylaws, a stockholder is eligible to submit a stockholder nomination of directors at an annual meeting if the stockholder is (1) of record based on the record date for determining stockholders entitled to vote at the annual meeting and (2) of record on the date the stockholder gives notice of the nomination to our Corporate Secretary. The stockholder also must provide timely notice of the nomination in writing to our Corporate Secretary. In connection with the 2014 Annual Meeting of Stockholders (the “2014 Annual Meeting”), to be timely under our Bylaws, our Corporate Secretary must receive advance notice of a nomination for election of a director at the 2014 Annual Meeting between close of business on February 6, 2014 and close of business on March 7, 2014, provided however, if and only if the 2014 Annual Meeting is not scheduled to be held between May 7, 2014 and August 5, 2014, such stockholder’s notice must be delivered to our Corporate Secretary no earlier than the 120th day prior to such annual meeting and not later than the close of business on the later of (A) the 90th day prior to such annual meeting or (B) if the first public announcement of the date of such annual meeting is less than 100 days prior to the date of such annual meeting, the 10th day following the day on which public announcement of the date of the meeting is first made by the Company. The advance notice of the nomination must contain certain information specified in our Bylaws, including information concerning the nominee and the stockholder proponent. The foregoing description is only a summary of the advance notice requirements of our Bylaws; please refer to the full text of our Bylaws for additional information.

Stockholder Proposals for Inclusion in Proxy Materials

Stockholders who, in accordance with Rule 14a-8 of the Exchange Act, wish to present proposals for inclusion in the proxy materials to be distributed in connection with the 2014 Annual Meeting must submit their proposals so that they are received by our Corporate Secretary at the address listed below no later than the close of business on December 27, 2013. The proposal also will need to comply with SEC regulations regarding the inclusion of stockholder proposals in Company-sponsored material.

Stockholder Proposals of Other Business

Under our Bylaws, a stockholder is eligible to submit a stockholder proposal of business (other than nominations of directors or proposals properly brought pursuant to Rule 14a-8 of the Exchange Act, the procedures for which are described above) at an annual meeting if the stockholder is (1) of record based on the record date for determining stockholders entitled to vote at the annual meeting and (2) of record on the date the stockholder gives notice of the proposal to our Corporate Secretary. In addition, the proposal must be a proper matter for stockholder action under Delaware law and the stockholder must provide timely notice of the proposal in writing to our Corporate Secretary. To be timely under our Bylaws, our Corporate Secretary must receive advance notice of a proposal for business at the 2014 Annual Meeting between close of business on February 6, 2014 and close of business on March 7, 2014, provided however, if and only if the 2014 Annual Meeting is not scheduled to be held between May 7, 2014 and August 5, 2014, such stockholder’s notice must be delivered to our Corporate Secretary no earlier than the 120th day prior to such annual meeting and not later than the close of business on the later of (A) the 90th day prior to such annual meeting or (B) if the first public announcement of the date of such annual meeting is less than 100 days prior to the date of such annual meeting, the 10th day following the day on which public announcement of the date of the meeting is first made by the Company. The advance notice of the proposal must contain certain information specified in our Bylaws, including information concerning the proposal and the stockholder proponent. Our Bylaws were filed with the SEC as an exhibit to our Quarterly Report on Form 10-Q for the quarter ended September 30, 2009, and are also available on our website at http://www.amedisys.com. The foregoing description is only a summary of the advance notice requirements of our Bylaws; please refer to the full text of our Bylaws for additional information.

Contact Information

Stockholder proposals should be sent to:

Corporate Secretary

Amedisys, Inc.

5959 S. Sherwood Forest Boulevard

Baton Rouge, Louisiana 70816

Householding

We have adopted a procedure approved by the SEC called “householding.” Under this procedure, multiple stockholders who share the same last name and address will receive only one copy of the annual proxy materials and notice. If the household received a printed set of proxy materials by mail, each stockholder will receive his or her own proxy card by mail. We have undertaken householding to reduce our printing costs and postage fees.

If you wish to opt out of householding and continue to receive multiple copies of the proxy materials and notice at the same address, you may do so at any time prior to thirty days before the mailing of proxy materials and notice, which typically are mailed in April of each year, by notifying us in writing or by telephone at: Investor Relations, 5959 S. Sherwood Forest Boulevard, Baton Rouge, Louisiana 70816, (225) 292-2031 or (800) 467-2662. You also may request additional copies of the proxy materials or notice by notifying us in writing or by telephone at the same address or telephone numbers.

Interest of Certain Persons in Matters to be Acted Upon

Other than for any interest arising from (i) the ownership of our common stock or (ii) any nominee’s election to office, we are not aware of any substantial interest of any director, executive officer, nominee for election as a director or associate of any of the foregoing in any matter to be acted upon at the Meeting.

Other Matters to be Presented for Action at the Meeting

Management is not aware of any other matters to be presented for action at the Meeting. However, if any other matter is properly presented at the Meeting or any adjournment thereof, it is the intention of the persons named in the enclosed proxy to vote in accordance with their best judgment on such matter.

BY ORDER OF THE BOARD OF DIRECTORS

William F. Borne
Chairman and Chief Executive Officer

April 26, 2013

AMEDISYS, INC. 5959 S. SHERWOOD FOREST BLVD. BATON ROUGE, LA 70816

VOTE BY INTERNET - www.proxyvote.com

Use the Internet to transmit your voting instructions and for electronic delivery of information up until 11:59 P.M. Eastern Time the day before the cut-off date or meeting date. Have your proxy card in hand when you access the web site and follow the instructions to obtain your records and to create an electronic voting instruction form.

ELECTRONIC DELIVERY OF FUTURE PROXY MATERIALS

If you would like to reduce the costs incurred by our company in mailing proxy materials, you can consent to receiving all future proxy statements, proxy cards and annual reports electronically via e-mail or the Internet. To sign up for electronic delivery, please follow the instructions above to vote using the Internet and, when prompted, indicate that you agree to receive or access proxy materials electronically in future years.

VOTE BY PHONE - 1-800-690-6903

Use any touch-tone telephone to transmit your voting instructions up until 11:59 P.M. Eastern Time the day before the cut-off date or meeting date. Have your proxy card in hand when you call and then follow the instructions.

VOTE BY MAIL

Mark, sign and date your proxy card and return it in the postage-paid envelope we have provided or return it to Vote Processing, c/o Broadridge, 51 Mercedes Way, Edgewood, NY 11717.

TO VOTE, MARK BLOCKS BELOW IN BLUE OR BLACK INK AS FOLLOWS:	KEEP THIS PORTION FOR YOUR RECORDS

— — — — — — — — — — — — — — — — — — — — — — — — — — — — — — — — — — — — — — — — — — —

DETACH AND RETURN THIS PORTION ONLY

THIS   PROXY   CARD   IS   VALID   ONLY   WHEN   SIGNED   AND   DATED.

		For All	Withhold All	For All Except	To withhold authority to vote for any individual nominee(s), mark “For All Except” and write the number(s) of the nominee(s) on the line below.
The Board of Directors recommends you vote FOR the following:
1.	Election of Directors Nominees	☐	☐	☐
01 06	William F. Borne 02 Linda J. Hall 03 Ronald A. LaBorde 04 Jake L. Netterville 05 David R. Pitts Peter F. Ricchiuti 07 Donald A. Washburn
The Board of Directors recommends you vote FOR proposals 2, 3 and 4.						For	Against	Abstain
2	To ratify the appointment of KPMG LLP as the Company’s independent registered public accountants for the fiscal year ending December 31, 2013.					☐	☐	☐
3	To re-approve the material terms of the performance goals under the Amedisys, Inc. 2008 Omnibus Incentive Compensation Plan for Internal Revenue Code Section 162(m) purposes.					☐	☐	☐
4	To approve, on an advisory (non-binding) basis, the compensation paid to the Company’s Named Executive Officers, as disclosed in the Company’s 2013 Proxy Statement (Say on Pay Vote).					☐	☐	☐
NOTE: THIS PROXY WILL BE VOTED FOR THE CHOICES SPECIFIED. IF NO CHOICE IS SPECIFIED, THIS PROXY WILL BE VOTED FOR THE ELECTION OF THE PERSONS NAMED ABOVE, FOR THE RATIFICATION OF THE APPOINTMENT OF KPMG AS THE COMPANY’S INDEPENDENT REGISTERED PUBLIC ACCOUNTANTS, FOR THE RE-APPROVAL OF THE MATERIAL TERMS OF THE PERFORMANCE GOALS UNDER THE AMEDISYS, INC. 2008 OMNIBUS INCENTIVE COMPENSATION PLAN FOR INTERNAL REVENUE CODE SECTION 162(m) PURPOSES, AND FOR THE PROPOSAL REGARDING AN ADVISORY VOTE ON THE COMPENSATION PAID TO THE COMPANY’S NAMED EXECUTIVE OFFICERS (“SAY ON PAY”) AND IN THE DISCRETION OF THE PROXY HOLDERS AS TO ALL OTHER MATTERS.
For address change/comments, mark here. (see reverse for instructions)				☐

Please sign exactly as your name(s) appear(s) hereon. When signing as attorney, executor, administrator, or other fiduciary, please give full title as such. Joint owners should each sign personally. All holders must sign. If a corporation or partnership, please sign in full corporate or partnership name, by authorized officer.

Signature [PLEASE SIGN WITHIN BOX]	Date	Signature (Joint Owners)	Date

Important Notice Regarding the Availability of Proxy Materials for the Annual Meeting: The Annual Report, Notice & Proxy Statement is/are available at www.proxyvote.com.

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AMEDISYS, INC.

Annual Meeting of Stockholders

June 6, 2013

THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS OF AMEDISYS, INC.

THE SHARES REPRESENTED BY THIS PROXY WILL BE VOTED IN ACCORDANCE WITH THE CHOICES SPECIFIED ON THE REVERSE SIDE.

The undersigned stockholder of Amedisys, Inc. (the “Company”) hereby appoints William F. Borne and Ronald A. LaBorde the true and lawful attorneys, agents and proxies of the undersigned with full power of substitution for and in the name of the undersigned, to vote all the shares of Common Stock of the Company which the undersigned may be entitled to vote at the Annual Meeting of Stockholders of the Company to be held at the Amedisys Corporate Office, 5959 S. Sherwood Forest Blvd., Baton Rouge, Louisiana, on June 6, 2013 at 12:00 p.m. Central Time, and any and all adjournments or postponements thereof, with all of the powers which the undersigned would possess if personally present, for the purposes listed on the reverse side.

Address change/comments:

(If you noted any Address Changes and/or Comments above, please mark corresponding box on the reverse side.) Continued and to be signed on reverse side